Exhibit 10.2

AMENDMENT AND RESTATEMENT AGREEMENT

23 May 2006

in respect of a

€5,000,000,000 FACILITIES AGREEMENT

dated 30 January 2006, as amended and restated on 3 February 2006 and on 17 February 2006,

and as further amended and restated on 10 May 2006

FOR

MITTAL STEEL COMPANY N.V.

WITH

CITIGROUP GLOBAL MARKETS LIMITED

GOLDMAN SACHS INTERNATIONAL

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

as Mandated Lead Arrangers and Bookrunners

AND

COMMERZBANK AKTIENGESELLSCHAFT

CREDIT SUISSE

HSBC BANK PLC

as Mandated Lead Arrangers

WITH

THE FINANCIAL INSTITUTIONS LISTED HEREIN

as Original Lenders

WITH

HSBC BANK PLC

as Facility Agent

AND

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

as the Issuing Bank

5 Old Broad Street

London EC2N 1DW

THIS AMENDMENT AND RESTATEMENT AGREEMENT (the “Amendment Agreement”) is dated 23 May 2006 and made between:

(1)	MITTAL STEEL COMPANY N.V. as the Company;

(2)	CITIGROUP GLOBAL MARKETS LIMITED, GOLDMAN SACHS INTERNATIONAL, SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING, COMMERZBANK AKTIENGESELLSCHAFT, CREDIT SUISSE and HSBC BANK PLC as the Mandated Lead Arrangers;

(3)	THE FINANCIAL INSTITUTIONS LISTED IN SCHEDULE 1 (The Original Lenders) as the Original Lenders;

(4)	HSBC BANK PLC as the Facility Agent; and

(5)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. as the Issuing Bank.

WHEREAS:

(A)	This Agreement is supplemental to the €5,000,000,000 facilities agreement dated 30 January 2006, as amended and restated on 3 February 2006 and 17 February 2006 and as further amended and restated on 10 May 2006 (the “Facilities Agreement”) between the Company, the Mandated Lead Arrangers, the Original Lenders, the Issuing Bank and Goldman Sachs Credit Partners L.P. as the facility agent.

(B)	The parties wish to amend and restate the Facilities Agreement on the terms and subject to the conditions set out in this Amendment Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

Subject to the terms of this Amendment Agreement, words and expressions defined (or expressed to be subject to a particular construction) in the Facilities Agreement shall have the same meanings in this Amendment Agreement.

2.	EFFECTIVE DATE

This Amendment Agreement will take effect on the date on which the documents listed in Schedule 3 (Conditions Precedent) are delivered to the Facility Agent in form and substance satisfactory to it or otherwise waived by the Issuing Bank (the “Effective Date”).

3.	AMENDMENTS TO FACILITIES AGREEMENT

With effect from the Effective Date, the Facilities Agreement shall be amended and restated as set out in Schedule 2 (Amended and Restated Credit Facility Agreement) and all references in the Facilities Agreement to “this Agreement” shall include this Amendment Agreement.

4.	RATIFICATION OF FACILITIES AGREEMENT

4.1	The Facilities Agreement as amended and restated by this Amendment Agreement is ratified and confirmed.

4.2	Save as expressly amended by this Agreement, the provisions of the Finance Documents shall remain in full force and effect on and after the Effective Date. This Agreement is a Finance Document for the purposes of the Facilities Agreement and the other Finance Documents.

5.	REPRESENTATIONS AND WARRANTIES

The Company represents and warrants (i) to each of the other parties hereto on the terms set out in clause 17 (Representations) of the Facilities Agreement as if such clause were set out in full, mutatis mutandis, in this Amendment Agreement save that references in that clause to “this Agreement” shall be construed as references to this Amendment Agreement, and (ii) that no Event of Default has occurred and is continuing or might reasonably be expected to occur as a result of its entering into this Amendment Agreement or performing the transactions contemplated hereby. Such representations and warranties shall survive the execution of this Amendment Agreement.

6.	EXPENSES AND STAMP DUTY

6.1	The Company shall, within three Business Days of demand, reimburse each of the other parties hereto for all costs and expenses (including legal fees) together with any VAT in connection with the negotiation, preparation, execution, notarisation and registration (if applicable) of this Amendment Agreement and the transactions contemplated in this Amendment Agreement (including the Facilities Agreement). For the avoidance of doubt, this includes any costs incurred by any of the Finance Parties pursuant to clause 26 (Expenses) of the Facilities Agreement.

6.2	The provisions of clause 26 (Expenses) of the Facilities Agreement shall be deemed to be incorporated into this Amendment Agreement, mutatis mutandis, as if such clauses were set out in full in this Amendment Agreement save that references in the Facilities Agreement to “this Agreement” shall be construed as references to this Agreement.

7.	INDEMNITY

The provisions of clause 25.3 (Other Indemnities) of the Facilities Agreement shall be deemed to be incorporated into this Amendment Agreement, mutatis mutandis, as if such clause were set out in full in this Amendment Agreement save that references in the Facilities Agreement to “this Agreement” shall be construed as references to this Amendment Agreement.

8.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (including, by way of facsimile) and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9.	AMENDMENTS AND WAIVERS; SEVERABILITY; NOTICES

The provisions of clause 27 (Amendments and Waivers), clause 32 (Severability) and clause 34 (Notices), of the Facilities Agreement shall be deemed to be incorporated into this Amendment Agreement, mutatis mutandis, as if such clauses were set out in full in this Amendment Agreement save that references in the Facilities Agreement to “this Agreement” shall be construed as references to this Amendment Agreement.

10.	GOVERNING LAW AND JURISDICTION

10.1	This Agreement shall be governed by and construed in accordance with English law.

10.2	The provisions of clause 36 (Governing Law) of the Facilities Agreement shall be deemed to be incorporated into this Amendment Agreement, mutatis mutandis, as if such clause were set out in full save that references in the Facilities Agreement to “this Agreement” shall be construed as references to this Amendment Agreement.

11.	EFFECTIVENESS

This Amendment Agreement shall take effect and be delivered as a deed on the Effective Date.

IN WITNESS WHEREOF this Amendment Agreement has been executed as a deed by the parties hereto.

SCHEDULE 1

THE ORIGINAL LENDERS

1.	Citibank N.A., London Branch

2.	Goldman Sachs Credit Partners L.P.

3.	Société Générale

4.	Commerzbank Aktiengesellschaft, Hamburg Branch

5.	Credit Suisse

6.	HSBC Bank plc

SCHEDULE 2

AMENDED AND RESTATED CREDIT FACILITY AGREEMENT

DATED 23 May 2006

RELATING TO

€5,000,000,000

CREDIT FACILITY

FOR

MITTAL STEEL COMPANY N.V.

WITH

CITIGROUP GLOBAL MARKETS LIMITED

GOLDMAN SACHS INTERNATIONAL

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

as Mandated Lead Arrangers and Bookrunners

AND

COMMERZBANK AKTIENGESELLSCHAFT

CREDIT SUISSE

HSBC BANK PLC

as Mandated Lead Arrangers

WITH

HSBC BANK PLC

as Facility Agent

AND

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

as the Issuing Bank

FACILITIES AGREEMENT

originally dated 30 January 2006, as amended and restated on 3 February 2006, as further amended and restated

on 17 February 2006 and as further amended and restated on 10 May 2006

5 Old Broad Street

London EC2N 1DW

(i)

THIS AGREEMENT originally dated 30 January 2006 as amended and restated by an amendment deed dated 3 February 2006, by an amendment deed dated 17 February 2006 and by a further amendment deed dated 10 May 2006.

BETWEEN:

(1)	MITTAL STEEL COMPANY N.V., a company incorporated in The Netherlands with registered number 24275428 (the Company);

(2)	CITIGROUP GLOBAL MARKETS LIMITED, GOLDMAN SACHS INTERNATIONAL, SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING, COMMERZBANK AKTIENGESELLSCHAFT, CREDIT SUISSE and HSBC BANK PLC as mandated lead arrangers (in this capacity the Mandated Lead Arrangers);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(4)	COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. as the Issuing bank (as the Issuing Bank); and

(5)	HSBC BANK PLC as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Accepted Shares means the Shares declared in a Result Notice as having been the subject of acceptance by the shareholders of the Target, which are to be acquired by the Company in accordance with the terms of the Offer Document.

Accession Agreement means a letter, substantially in the form of Schedule 8 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

Acquisition means the acquisition or proposed acquisition by the Borrower or any other member of the Group of the Shares, in accordance with the Offer.

Acquisition Costs means the costs, fees and expenses (and taxes thereon) incurred by the Company in connection with the Acquisition.

Acquisition Payment means a payment on a Settlement Date to the Settlement Account of the amount required to be paid by way of cash consideration for the Accepted Shares to that Settlement Account on that Settlement Date.

Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement in accordance with Clause 28.8 (Additional Borrowers).

Administrative Party means a Mandated Lead Arranger or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros as of 11.00 a.m. on a particular day.

Available Commitment means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date.

Available Facility means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

Availability Period means:

(a)	in the case of the Tranche A Facility, the period from the date of this Agreement to and including the date falling 364 days from the date of this Agreement;

(b)	in the case of the Tranche B Facility, the period from the date of this Agreement to and including the date falling 364 days from the date of this Agreement; and

(c)	in the case of the Tranche C Facility, the period from the date of this Agreement to and including the date falling 364 days from the date of this Agreement.

or, in each case, to such later date as all the Lenders may hereafter agree in writing.

Aval means each of (i) the Spanish law guarantee granted, or required to be granted, in Spain on behalf of the Company in connection with the cash consideration portion of the Offer in the form attached as Schedule 10 (Spanish Aval); and (ii) the Belgian law guarantee granted, or required to be granted, in Belgium on behalf of the Company in connection with the cash consideration portion of the Offer in the form attached as Schedule 11 (Belgian Aval) as the context may require.

Aval Documents means any agreement or document between the Issuing Bank and the Company and/or any of the Mandated Lead Arrangers and/or any Lender and designated as an Aval Document such documents being at the date hereof:

(a)	each Aval;

(b)	each Indemnity; and

(c)	the Syndication Agreement.

Borrower means the Company and any Additional Borrower.

Break Costs means the amount (if any) which a Lender is entitled to receive under Clause 25.4 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

Bridge Commitment means “Commitment” as defined in the “Mittal Bridge Facility”.

Bridge Facility means “Facility” as defined in the “Mittal Bridge Facility”.

Bridge Loan means “Loan” as defined in the Mittal Bridge Facility.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, Amsterdam, Brussels and Madrid:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

Cash Collateral Account means any blocked account with the Facility Agent, the Issuing Bank or any Lender opened or to be opened in the name of a Borrower into which sums are to be paid in accordance with Clause 5.5(c) (Issuing Bank Utilisation Mechanics) or Clause 8.10 (Miscellaneous).

Certain Funds Period means the period beginning on the date of this Agreement and ending on the earliest of (i) the Offer Expiry Date, (ii) the date falling 30 days after the final Settlement Date and (iii) the date falling 364 days from the date of this Agreement.

Clean-Up Period means the period commencing on the first Settlement Date and ending on the date falling 90 days after the final Settlement Date.

Commitment means:

(a)	with respect to the Tranche A Facility, the Tranche A Commitments;

(b)	with respect to the Tranche B Facility, the Tranche B Commitments; or

(c)	with respect to the Tranche C Facility, the Tranche C Commitments;

and, where the context so admits or requires, includes each of them.

Compliance Certificate means a certificate substantially in the form of Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

Default means:

(a)	an Event of Default; or

(b)	an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

Dofasco Transaction means the sale of shares of Dofasco Inc. as contemplated and detailed in a letter agreement entered into between Mittal Steel Company N.V. and Thyssenkrupp AG and dated 26 January 2006.

dollars, US$ and $ denotes the lawful currency of the United States of America.

Dutch Banking Act means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht Kredietwezen 1992).

Dutch Civil Code means the Burgerlijk Wetboek.

Dutch Exemption Regulation means the Exemption Regulation of the Minister of Finance (Vrijstellingsregeling WtK 1992).

EURIBOR means for a Term of any Loan or overdue amount in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

euro, EUR and € denotes the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 21 (Default).

Facility means the Tranche A Facility, the Tranche B Facility or the Tranche C Facility made available under this Agreement and, where the context so admits or requires, includes each of them.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means:

(a)	the fee letter relating to the Facility dated 27 January 2006 between Citigroup Global Markets Limited and Goldman Sachs International and the Company, and any other letter entered into by reference to this Agreement between one or more Finance Parties and the Company setting out the amount of fees in connection with this Agreement; and

(b)	the fee letter dated on or about the date hereof between the Company and the Issuing Bank.

Final Maturity Date means the Tranche A Final Maturity Date, the Tranche B Final Maturity Date, or the Tranche C Facility Final Maturity Date and, where the context so admits or requires, includes each of them.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate;

(d)	an Accession Agreement;

(e)	a Resignation Request;

(f)	a Syndication Letter;

(g)	the Aval Documents; or

(h)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender, the Issuing Bank or an Administrative Party.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit (including any dematerialised equivalent) other than any acceptance credit that would not constitute borrowed monies under US GAAP;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share to the extent any such share is capable of being redeemed (in whole or part) on or before the Tranche C Final Maturity Date;

(e)	the amount of any liability, being the capitalised portion of any loan, lease or hire purchase contract, which would be treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)	(other than trade credit from a supplier on customary terms in the ordinary course of trade) the acquisition cost of any asset to the extent payable more than six months after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(h)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and the then mark to market value of the derivative transaction will be used to calculate its amount, except for the purposes of Clause 21.5 (Cross-acceleration), where the settlement amount for the relevant derivative transaction will be used to calculate its amount);

(i)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing (excluding any indebtedness expressly excluded under another paragraph of this definition);

(j)	(other than in respect of letters of credit on customary terms issued in the ordinary course of trade) any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(k)	any guarantee, indemnity or similar legally binding assurance against financial loss of any person in respect of any item referred to in the above paragraphs,

but without double counting and excluding (except for the purposes of Clause 21.5 (Cross acceleration)):

(i)	any convertible or exchangeable debt which must or, at the option of the issuer, may be converted or exchanged without condition (other than the availability of sufficient authorised share capital of the issuer), prior to or upon the date any amount of principal would otherwise fall due in respect of that debt, into equity share capital or preference shares of the issuer of such debt, which in each case are not redeemable (in whole or part) on or before the Tranche C Final Maturity Date;

(ii)	obligations of any member of the Group arising under any form of exchangeable, convertible, option or other similar instrument issued by that member of the Group in connection with a transaction, the commercial effect of which is to effect the disposal by that member of the Group of shares or partnership or other ownership interests in any other person or entity (whether or not having a separate legal identity), provided that any such instrument may not (other than at the option of the issuer), on or prior to the Tranche C Final Maturity Date, give rise to an obligation to pay cash or deliver any other assets (other than the assets into which such instrument is convertible or exchangeable or deliverable on exercise of the option contained in that instrument) to the holders of such obligations (whether by acceleration on maturity or otherwise); and

(iii)	derivatives primarily entered into in the ordinary course of business to manage currency, credit or interest rate risks.

Fitch means Fitch Ratings Limited.

Group means the Company and its Subsidiaries (including, without limitation, from but not before the Settlement Date on which the Company acquires Shares, when aggregated with any Shares already acquired by it, which carry more than 50% of the voting rights of the outstanding Shares of the Target).

Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

IBOR means LIBOR or EURIBOR.

Increased Cost means:

(a)	an additional or increased cost;

(b)	reduction in the rate of return from a Facility or on its overall capital; or

(c)	reduction of an amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Indemnities means the Syndication Indemnity.

LC Request means a request for a Letter of Credit substantially in the form of Part 2 of Schedule 3 (Form of request for Letters of Credit).

Lender means:

(a)	an Original Lender; or

(b)	any person which becomes a Lender after the date of this Agreement.

Letter of Credit means a letter of credit, in the form agreed between the Facility Agent and the Issuing Bank.

LIBOR means for a Term of any Loan or overdue amount:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing of a term loan under this Agreement or the principal amount outstanding of that borrowing.

Luxembourg Obligor means an Obligor incorporated in Luxembourg.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Utilisations and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Utilisations and the undrawn Commitments of all the Lenders;

(b)	if there is no Utilisation then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)	if there is no Utilisation then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the percentage rate per annum calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

Margin means:

(a)	with respect to the Tranche A Facility, the Tranche A Margin;

(b)	with respect to the Tranche B Facility, the Tranche B Margin; and

(c)	with respect to the Tranche C Facility, the Tranche C Margin.

Material Adverse Effect means a material adverse effect on the ability of the Obligors taken as a whole to perform their payment obligations under any Finance Document.

Material Subsidiary means, at any time, a Subsidiary of the Company whose gross assets or pre-tax profits (excluding intra-Group items) then equals or exceeds 5 per cent. of the gross assets or pre-tax profits of the Group. For this purpose:

(a)	the gross assets or pre-tax profits of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)	if a company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the gross assets or pre-tax profits of that Subsidiary will be determined from its latest financial statements;

(c)	the gross assets or pre-tax profits of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the gross assets or pre-tax profits of any company or business subsequently acquired or disposed of; and

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

Mittal April 2005 Facility means the US$3,200,000,000 facility made available under the term and revolving credit facility agreement dated 7th April, 2005 between the Borrower, ABN Amro Bank N.V., Citigroup Global Markets Limited, Credit Suisse First Boston International, Deutsche Bank AG London, HSBC Bank plc and UBS Limited as arrangers and HSBC Bank plc as facility agent, as amended from time to time.

Mittal Bridge Facility means the €2,800,000,000 facility to be made available under the bridge term facility agreement dated - May, 2006 between, amongst others, the Borrower, Goldman Sachs International, Citigroup Global Markets Limited, SOCIÉTÉ GÉNÉRALE Corporate & Investment Banking, Commerzbank Aktiengesellschaft, Credit Suisse and HSBC Bank plc as mandated lead arrangers and HSBC Bank plc as facility agent and each of the lenders as set out therein, as amended from time to time.

Mittal Letter of Credit Facility means the US$800,000,000 facility made available under the multicurrency letter of credit facility dated 30th December 2005 between the Company as borrower and Citibank, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. and ING Bank N.V. as bookrunners and fronting banks, as amended from time to time.

Mittal October 2005 Facility means the US$3,500,000,000 facility made available under the term credit facility agreement dated 19th October, 2005 between the Borrower, Citigroup Global Markets Limited, Goldman Sachs International, HSBC Bank plc and Morgan Stanley Senior Funding, Inc. as arrangers and Citibank International plc as facility agent, as amended from time to time.

Mittal Refinancing Facility means the €3,000,000,000 facility made available under the term facility agreement originally dated 30 January, 2006 and as amended and restated from time to time between, amongst others, the Borrower, Goldman Sachs International, Citigroup Global Markets Limited, SOCIÉTÉ GÉNÉRALE Corporate & Investment Banking, Commerzbank Aktiengesellschaft, Credit Suisse and HSBC Bank plc as mandated lead arrangers and HSBC Bank plc as facility agent and each of the lenders as set out therein, as amended from time to time.

Mittal Steel USA means Mittal Steel USA, Inc. a company incorporated in Delaware.

Moody’s means Moody’s Investors Service Limited or any successor to its rating business.

Obligor means the Company or a Borrower.

Offer means the proposed tender offers (including any re-opening of such offer) made or to be made by or on behalf of the Borrower to the shareholders of the Target for the Shares as amended, supplemented, revised or extended from time to time with the prior consent of the Mandated Lead Arrangers.

Offer Documents means the offer documents setting out details of the Offer filed with the applicable regulatory authorities in the relevant jurisdictions.

Offer Drawdown Request means a Request delivered by the Issuing Bank, substantially in the form of Part 3 of Schedule 3 (Form of request for Offer Drawdowns).

Offer Expiry Date means the date upon which the Offer (including any re-opening or extension thereof) lapses, terminates or is withdrawn.

Original Financial Statements means the pro-forma consolidated financial statements submitted to the U.S. Securities and Exchange Commission on 31st March, 2005 on Form 20-F in respect of the Company.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Professional Market Party means a professional market party (professionele marktpartij) under the Dutch Exemption Regulation.

Project Finance Indebtedness means any indebtedness incurred by a debtor to finance the ownership, acquisition, construction, development and/or operation of an asset or connected group of assets in respect of which the person or persons to whom such indebtedness is, or may be, owed have no recourse for the repayment of or payment of any sum relating to such indebtedness other than:

(a)	recourse to such debtor or its Subsidiaries for amounts limited to the cash flow from such asset; and/or

(b)	recourse to such debtor generally, or to a member of the Group, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation, representation or warranty (not being a payment obligation, representation or warranty or an obligation, representation or warranty to procure payment by another or an obligation, representation or warranty to comply or to procure compliance by another with any financial ratios or other test of financial condition) by the person against whom such recourse is available; and/or

(c)	if:

(i)	such debtor has been established specifically for the purpose of constructing, developing, owning and/or operating the relevant asset or connected group of assets; and

(ii)	such debtor owns no assets and carries on no business which is not related to the relevant asset or connected group of assets,

recourse to all of the material assets and undertaking of such debtor and the shares in the capital of such debtor and shareholder loans made to such debtor.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a Utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitments bears to the Total Commitments on that date;

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or

(iv)	when the term is used in relation to a Facility, the above proportions but applied only to the Loans and Commitments for that Facility.

For the purpose of subparagraph (iv) above, the Facility Agent will determine, in the case of a dispute, whether the term in any case relates to a particular Facility.

Rate Fixing Day means:

(a)	the first day of a Term for a Loan denominated in Sterling;

(b)	the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euro); or

(c)	the second TARGET Day before the first day of a Term for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means Citigroup Global Markets Limited, Credit Suisse, HSBC Bank plc and Société Générale and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

“Refinancing Tranche A Commitments” means “Tranche A Commitments” as defined in the Mittal Refinancing Facility.

“Refinancing Tranche A Facility” means “Tranche A Facility” as defined in Mittal Refinancing Facility.

“Refinancing Tranche A Loans” means “Loan” as defined in the Mittal Refinancing Facility.

Repeating Representations means the representations set out in Clauses 17.2 (Status) to 17.5 (Non-conflict), 17.7 (Authorisations) and 17.15 (Jurisdiction/governing law) to 17.17 (Dutch Banking Act).

Request means a request for a Loan, substantially in the form of Part 1 of Schedule 3 (Form of request for Loans).

Reserved Offer Conditions means (a) the minimum tender condition and (b) the approval by the extraordinary general shareholders’ meeting of the Company approving (i) the Acquisition and (ii) the issuance of shares of the Company in a number sufficient to consummate the Acquisition.

Resignation Request means a letter in the form of Schedule 9 (Form of Resignation Request), with such amendments as the Facility Agent and the Company may agree.

Result Notice means a notice published by the appropriate authority or if none, the Company, in respect of the Offer, specifying (amongst other things) the number of Shares which have been tendered by the shareholders of the Target in such Offer.

S&P means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

Screen Rate means:

(a)	for LIBOR, the British Bankers Association Interest Settlement Rate (if any); and

(b)	for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union,

for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Settlement Account means the account or accounts into which the Acquisition Payment has to be made.

Settlement Date means a date as confirmed by the relevant authority, on which payment for the Accepted Shares is required to be made by or on behalf of the Company.

Shares means the issued share capital of the Target including, without limitation, (a) any share capital of the Target on the date of this Agreement and (b) any share capital of the Target which is issued while the Offer remains open for acceptance or which may be issued on conversion of any convertible bond of the Target in existence while the Offer remains open for acceptances.

SOCIÉTÉ GÉNÉRALE Corporate & Investment Banking is the corporate and investment banking division of Société Générale.

Sterling and £ means the lawful currency of the U.K.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

Syndication Agreement means the letter dated 23 May 2006 between Goldman Sachs Credit Partners L.P., Citibank N.A., London Branch, Commerzbank Aktiengesellschaft, Credit Suisse, HSBC Bank plc, Société Générale Corporate & Investment Banking and the Issuing Bank detailing certain arrangements applicable to Lenders in any syndication of the Facilities.

Syndication Indemnity means each indemnity entered into by a Lender in favour of the Issuing Bank pursuant to and as contemplated in the Syndication Agreement.

Syndication Letter means the letter dated 30 January 2006 between Goldman Sachs International, Citigroup Global Markets Limited and the Company in relation to the syndication of the Facilities.

Target means Arcelor SA.

Target Assets means any asset of the Target.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

Target Group means Target and its Subsidiaries from time to time.

Tax means any tax, levy, impost, duty, or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party or to a tax authority in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Total Tranche A Commitments means the aggregate of the Tranche A Commitments of all of the Lenders, being the total amount specified as such in Schedule 1 (Original Lenders) at the date of this Agreement.

Total Tranche B Commitments means the aggregate of the Tranche B Commitments of all of the Lenders, being the total amount specified as such in Schedule 1 (Original Lenders) at the date of this Agreement.

Total Tranche C Commitments means the aggregate of the Tranche C Commitments of all of the Lenders, being the total amount specified as such in Schedule 1 (Original Lenders) at the date of this Agreement.

Tranche A Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Lenders) under the heading Tranche A Commitments and the amount of any other Tranche A Commitment it acquires; and

(b)	for any other Lender, the amount of any other Tranche A Commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.

Tranche A Facility shall have the meaning given to such term in Clause 2.1(a) (Facilities).

Tranche A Final Maturity Date means the Tranche A Original Repayment Date or, if extended in accordance with Clause 5.4 (Extension of Tranche A Facility), 364 days after the Tranche A Original Repayment Date.

Tranche A Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the Tranche A Facility or the principal amount outstanding of that borrowing.

Tranche A Margin means the rate per annum calculated in accordance with Clause 9.3 (Margin adjustments).

Tranche A Original Repayment Date means the date falling 364 days after the date of this Agreement.

Tranche B Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Lenders) under the heading Tranche B Commitments and the amount of any other Tranche B Commitment it acquires; and

(b)	for any other Lender, the amount of any other Tranche B Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Tranche B Facility shall have the meaning given to such term in Clause 2.1(b) (Facilities).

Tranche B Final Maturity Date means the third anniversary of the date of this Agreement.

Tranche B Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the Tranche B Facility or the principal amount outstanding of that borrowing.

Tranche B Margin means the rate per annum calculated in accordance with Clause 9.3 (Margin adjustments).

Tranche C Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Lenders) under the heading Tranche C Commitments and the amount of any other Tranche C Commitment it acquires; and

(b)	for any other Lender, the amount of any other Tranche C Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Tranche C Facility shall have the meaning given to such term in Clause 2.1(c) (Facilities).

Tranche C Final Maturity Date means the fifth anniversary of the date of this Agreement.

Tranche C Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under the Tranche C Facility or the principal amount outstanding of that borrowing.

Tranche C Margin means the rate per annum calculated in accordance with Clause 9.3 (Margin adjustments).

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate) with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

Utilisation means a Loan or a Letter of Credit.

Utilisation Date means each date on which a Utilisation is made.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets includes present and future properties, revenues and rights of every description;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended; and

(xv)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

(iii)	any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Dutch terms

In this Agreement, where it relates to a Dutch entity, a reference to:

(a)	a necessary action to authorise where applicable, includes without limitation any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden);

(b)	a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(c) (i)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(ii)	a moratorium includes surséance van betaling and granted a moratorium includes surséance verleend;

(iii)	any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(iv)	a trustee in bankruptcy includes a curator;

(v)	an administrator includes a bewindvoerder; and

(vi)	an attachment includes a beslag.

1.4	Luxembourg Terms

In this Agreement a reference to:

(a)	a composition, assignment or similar arrangement with any creditor includes a procedure under the Luxembourg Act dated 14th April, 1886;

(b)	a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer includes any:

(i)	juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(ii)	liquidateur appointed under Articles 141 to 151 of the Luxembourg Act dated 10th August, 1915;

(iii)	juge-commissaire and/or liquidateur appointed under Article 203 of the Luxembourg Act dated 10th August, 1915 on commercial companies; and

(iv)	commissaire appointed under the Grand-Ducal Decree dated 24th May, 1935 or under Articles 593 to 614 of the Luxembourg Commercial Code.

1.5	Affiliate Facility Offices

(a)	A Lender may designate an Affiliate of that Lender as its Facility Office for the purpose of participating in or making Loans to Borrowers in particular countries.

(b)	An Affiliate of a Lender may be designated for the purposes of paragraph (a) above:

(i)	by appearing under the name of the Lender in Schedule 1 (Original Lenders) and executing this Agreement; or

(ii)	by being referred to in and executing a Transfer Certificate by which the Lender becomes a Party.

(c)	An Affiliate of a Lender referred to in this Clause 1.5 shall not have any Commitment, but shall be entitled to all rights and benefits under the Finance Documents relating to its participation in Loans, and shall have the corresponding duties of a Lender in relation thereto, and is a Party to this Agreement and each other relevant Finance Document for those purposes.

(d)	A Lender which has an Affiliate appearing under its name in Schedule 1 (Original Lenders) or, as the case may be, in a Transfer Certificate, will procure, subject to the terms of this Agreement, that the Affiliate participates in Loans to the relevant Borrower(s) in place of that Lender.

2.	FACILITY

2.1	Facilities

Subject to the terms of this Agreement, the Lenders make available:

(a)	to the Borrowers, a euro term credit facility in an aggregate amount equal to the Total Tranche A Commitments (the Tranche A Facility);

(b)	to the Borrowers, a euro term loan facility in an aggregate amount equal to the Total Tranche B Commitments (the Tranche B Facility); and

(c)	to the Borrowers, a euro term loan facility in an aggregate amount equal to the Total Tranche C Commitments (the Tranche C Facility).

2.2	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

2.3	Professional Market Party

Each Original Lender explicitly declares and represents that it is a Professional Market Party and that it is aware that:

(a)	it therefore does not benefit from the (creditor) protection under the Dutch Banking Act for non-Professional Market Parties; and

(b)	it has made its own credit appraisal of the Borrower.

This declaration and representation is made by each Original Lender on the date of this Agreement.

3.	PURPOSE

3.1	Loans

Each Loan may be used by the Borrowers (whether directly or for on-lending within the Group):

(i)	to partially finance the Acquisition Payments or, subject to the provisions of this Agreement, to cash collaterise the indemnity obligations of the Borrower to the Issuing Bank in relation to the Acquisition Payments;

(ii)	in partial payment of the Acquisition Costs; and

(iii)	after paragraphs (i) and (ii) above have been fully satisfied, to refinance any existing indebtedness of the Target Group.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request or a LC Request may not be given until the Facility Agent has notified the Company, the Lenders and the Issuing Bank, that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) paragraphs 1 to 13, in the case of a Letter of Credit, and paragraphs 1 to 16, in the case of a Loan, in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4A.1 (Certain Funds), the obligations of each Lender to participate in any Utilisation is subject to the further conditions precedent that on both the date of the Request, or LC Request and the Utilisation Date for that Loan or Letter of Credit:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default is outstanding or would result from the Loan.

4.3	Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than 30 Utilisations, in total, outstanding under this Facility, the Mittal Bridge Facility and the Mittal Refinancing Facility.

4A.	THE OFFER

4A.1	Certain Funds

(a)	Notwithstanding any term of this Agreement, during the Certain Funds Period no Lender or the Issuing Bank is entitled to:

(i)	refuse to make available any Utilisation;

(ii)	cancel the Commitments;

(iii)	exercise any right of rescission or similar right or remedy which it may have in relation to any Utilisation; or

(iv)	accelerate or cause repayment of any Utilisation,

except as provided below in this Subclause.

(b)	Paragraph (a) does not apply if the entitlement arises because the Company has not delivered all of the documents required under this Clause 4.1 (Conditions precedent documents) or Part 1 of Schedule 2 (Conditions precedent documents) in respect of the relevant Request or LC Request in form and substance satisfactory to the Facility Agent.

(c)	Nothing in this Subclause will affect the rights of the Lenders in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not.

4A.2	Information

The Company must promptly supply to the Facility Agent:

(i)	copies of all documents, notices or announcements received or issued by it in relation to the Offer; and

(ii)	any other information regarding the progress of the Offer as the Facility Agent may reasonably request.

4A.3	Conduct of the Offer

Except with the prior consent of all of the Mandated Lead Arrangers, the Company shall not waive, amend or otherwise vary any of the Reserved Offer Conditions.

4A.4	Offer indemnity

(a)	In this Subclause, relevant litigation means any litigation proceeding, arising, pending or threatened against the Finance Parties or any of them in connection with or arising out of the Offer (whether or not made) or the financing of, or the commitment to finance, the Offer.

(b)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of any relevant litigation, unless it is caused by the gross negligence or wilful misconduct of that Finance Party or a breach of that Finance Party’s obligation to make or provide Utilisations under this Agreement.

(c)	The relevant Finance Party must notify the Company promptly upon becoming aware, and in reasonable detail, of any relevant litigation and must keep the Company informed of its progress.

(d)	The relevant Finance Party must conduct any relevant litigation in good faith and will give careful consideration to the views of the Company in relation to the appointment of professional advisers and the conduct of the litigation taking into account (to the extent practicable and save to the extent the Company’s interests conflict with those of the relevant Finance Party) both its interests and the interests of the Company.

(e)	The relevant Finance Party may only concede or compromise any claim in respect of any relevant litigation if it has consulted the Company before so doing.

(f)	Notwithstanding paragraphs (c) to (e) above, the relevant Finance Party is not required to disclose to the Company any matter in respect of which it is under a duty of non-disclosure or which subject to any attorney/client privilege; or

(g)	The Company must keep confidential any information disclosed by the relevant Finance Party to it under this Subclause, unless required to disclose by any applicable laws or regulations or competent court and except to its financial and legal advisors.

5.	UTILISATION

5.1	Giving of Requests

(a)	A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is (i) 4.00 p.m. one Business Day before the Rate Fixing Day for the proposed borrowings to be made in a currency other than £; and (ii) 2.00 p.m. one Business Day before the Rate Fixing Day for the proposed borrowings to be made in £.

(c)	Each Request is irrevocable.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	it identifies the Borrower;

(b)	it identifies the Facility the Loan applies to;

(c)	the Utilisation Date is a Business Day falling within the Availability Period; and

(d)	the amount of the Loan requested is:

(i)	a minimum of €10,000,000 or an amount which complies with Clause 6 (Optional Currencies) and an integral multiple of 5,000,000 units of that currency; or

(ii)	not more than the Available Facility for the relevant Facility on the proposed Utilisation Date.

(e)	the Term complies with this Agreement.

Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if as a result:

(i)	its share in the Loans under a Facility would exceed its Commitment for that Facility; or

(ii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

5.4	Extension of Tranche A Facility

(a)	The Borrowers may request that the Final Maturity Date for the Tranche A Facility be extended for a further period of 364 days by giving notice to the Facility Agent on or after the date falling 60 days before the Tranche A Original Repayment Date but on or before the date falling 30 days before the Tranche A Original Repayment Date.

(b)	In the event that the final Settlement Date has not occurred on or prior to the Tranche A Original Repayment Date, the Borrower shall be deemed to have requested that the Final Maturity Date for the Tranche A Facility be extended for a further period of 364 days.

(c)	Subject to the payment of the extension fee set out in paragraph (f) below, if both on the date of the request made pursuant to Clause 5.4(a) and on the Tranche A Original Repayment Date:

(i)	the Repeating Representations are correct in all material respects; and

(ii)	no Default is outstanding;

then the Tranche A Final Maturity Date shall be extended to the date falling 364 days after the Tranche A Original Repayment Date.

(d)	The Tranche A Facility may only be extended once.

(e)	Any request made under Clause 5.4(a) is irrevocable.

(f)	The Borrower shall, on or prior to the date of the request delivered pursuant to paragraph (a) or (b) above, pay an extension fee in an amount equal to 0.10% of the Tranche A Loan to the Facility Agent for the account of the Lenders.

5.5	Issuing Bank Utilisation Mechanics

(a)

(i)	The Borrowers hereby irrevocably request that in the event (x) of a claim made on the Issuing Bank under the Letter of Credit following a failure on the part of the Company to pay for the Accepted Shares or (y) that a Borrower is required to cash collateralise its indemnity obligations in relation to a Letter of Credit pursuant to paragraph (c) (Cash Collateral) below, a Loan be made.

(ii)	Without prejudice to paragraph (i) above and the Borrower’s rights to issue a Request, each Borrower hereby irrevocably authorises the Issuing Bank to complete, issue and deliver on its behalf, a Request to fund the obligations of the Borrower to provide cash cover for its indemnity obligations in relation to a Letter of Credit pursuant to paragraph (c) (Cash Collateral) below.

(b)	Notwithstanding Clause 5.1 (Giving of Requests), any Loan made for the purpose of meeting claims of the Issuing Bank arising solely as a result of it making or being required to make payments under a Letter of Credit on behalf of the Borrower pursuant to an Offer shall be made to the Borrower as follows:

(i)	the Utilisation Date for each such Loan will be no later than two Business Days prior to the last day of the Availability Period;

(ii)	the principal amount of each such Loan:

(A)	will be less than or equal to the Available Facility; and

(B)	will not exceed an amount equal to the number of Shares to which such Loan relates multiplied by the cash portion of the consideration payable for such Shares;

(iii)	each such Loan shall be in euro and shall have an initial Interest Period of one month (or as otherwise agreed with the Facility Agent) or, if any Loans are outstanding at such time, an Interest Period ending on the same date as such other Loans and, in any event, not being later than the Final Maturity Date;

(iv)	the proceeds of each such Loan will be credited at the request of and on behalf of the Borrower directly to such account of the Issuing Bank as it shall notify the Facility Agent in writing for such purpose by the latest 2.00 p.m. London time one Business Day before the Rate Fixing Day for the proposed Utilisation Date if the Issuing Bank has either (X) made the payment to the Settlement Account required to be made by the Borrower on the Settlement Date to which the Offer Drawdown Request relates or (Y) given irrevocable instructions to do so. The Issuing Bank shall, if this paragraph (iv) applies deliver to the Facility Agent (i) a copy of the Result Notice relating to the relevant Offer, and (ii) a copy of the irrevocable payment instructions it has given in respect thereof one Business Day before the Rate Fixing Day for the proposed Utilisation Date; and

(v)	the proceeds of each such Loan requested under this Clause 5.5 will be credited to the Settlement Account if the Issuing Bank has not made any payment or given irrevocable instructions as contemplated at paragraph (iv) above and the foregoing has been confirmed in writing by the Issuing Bank and it has provided the Facility Agent with a copy of the relevant Result Notice.

(c)	Cash Collateral

(i)	Each Borrower shall, on the last day of the Availability Period, provide cash cover and fully cash collateralise its indemnity obligations under any Letter of Credit under which a claim may be made and shall, in any case, drawdown the Facilities to comply with such cash collateral obligation and pay the relevant amount to the credit of a Cash Collateral Account.

(ii)	Upon the request of the Issuing Bank, the Lenders shall (to the extent that the Borrower has not done so, or is unable or prevented from, doing so) on the last day of the Availability Period, provide cash cover and otherwise fully cash collateralise their indemnity obligations under Clause 5C(b) (Indemnities). The provision of cash cover by the Lenders pursuant to this Clause shall be a discharge of any obligation to provide a Loan pursuant to Clause 5.5 (Issuing bank Utilisation Mechanics) and shall reduce their Availability Commitment by an equal amount.

(d)	Assignment of Claims

(i)	In the event that a Lender fails to make available its participation in a Loan in respect of a Request delivered, or deemed to be delivered, under Clause 5.5 (Issuing Bank Utilisation Mechanics), the Borrower shall, in respect of the Spanish law Aval and the Belgian law Aval assign to the Issuing Bank its claims under this Agreement against the relevant Lender and or otherwise arising due to such failure by the relevant Lender, or Lenders.

(ii)	The Borrowers shall agree to promptly take all such actions as may be necessary to effect or perfect the claims assigned pursuant to paragraph (i) above and to facilitate enforcement of such claim against the relevant Lender.

5A.	UTILISATION - LETTERS OF CREDIT

5A.1	General

(a)	In this Clause 5A and Clause 5B (Letters of Credit):

(i)	LC Proportion means, at any time in relation to a Lender in respect of any Letter of Credit, or, as the case may be, the proportion (expressed as a percentage) borne by that Lender’s Commitment to the Total Commitments at that time; and

(ii)	Term means each period determined under this Agreement for which the Issuing Bank is under a liability under a Letter of Credit.

(b)	Any reference in this Agreement to:

(i)	a Finance Party includes the Issuing Bank;

(ii)	the Interest Period of a Letter of Credit will be construed as a reference to the Term of that Letter of Credit;

(iii)	an amount borrowed includes any amount utilised by way of Letter of Credit;

(iv)	a Utilisation made or to be made to a Borrower includes a Letter of Credit issued on its behalf;

(v)	a Lender funding its participation in a Utilisation includes a Lender participating in a Letter of Credit;

(vi)	amounts outstanding under this Agreement include amounts outstanding under or in respect of any Letter of Credit;

(vii)	an outstanding amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the Borrower in respect of that Letter of Credit at that time;

(viii)	a Borrower repaying or prepaying a Letter of Credit means:

(A)	that Borrower providing cash cover for that Letter of Credit;

(B)	the maximum amount payable under the Letter of Credit being reduced in accordance with its terms; or

(C)	the Issuing Bank being satisfied that it has no further liability under that Letter of Credit,

and the amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (viii)(A) and (viii)(B) above is the amount of the relevant cash cover or reduction; and

(ix)	provision of cash cover means a Borrower or a Lender paying an amount in the currency of the Letter of Credit to an interest-bearing account in the name of the Borrower, unless otherwise agreed, and the following conditions are met:

(A)	the account is with the Issuing Bank (if the cash cover is to be provided for the Issuing Bank);

(B)	withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement in respect of a Letter of Credit until no amount is or may be outstanding under that Letter of Credit; and

(C)	the Borrower has executed a security document, in form and substance satisfactory to the Issuing Bank or the Finance Party with which that account is held, creating a first ranking security interest over that account.

(c)	Clauses 5.1 (Giving of Requests) and 5.2 (Completion of Requests) do not apply to a Utilisation by way of Letter of Credit.

5A.2	Facilities

Any Facility may be utilised by way of Letters of Credit.

5A.3	Delivery of a LC Request for Letters of Credit

A Borrower may request a Letter of Credit to be issued by delivery to the Facility Agent of a duly completed LC Request substantially in the form of Part 2 of Schedule 3 (Form of request for Letters of Credit) no later than 10.00am London time on the Business Day prior to the Utilisation Date for that Letter of Credit.

5A.4	Completion of a LC Request for Letters of Credit

Each LC Request for a Letter of Credit is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period; and

(b)	the amount of the proposed Letter of Credit is not more than the maximum Available Facility for the Facilities (and for these purposes, in the case of an Aval, the amount thereof shall not be aggregated with the amount of any other Aval issued in respect of the same obligations); and

(c)	the Letter of Credit is an Aval and is in a form agreed by the Facility Agent and the Issuing Bank.

5A.5	Issue of Letters of Credit

(a)	If the conditions set out in this Agreement have been met, the Issuing Bank shall issue the Letter of Credit on the Utilisation Date.

(b)	The Facility Agent shall promptly notify each Lender of the details of the requested Letter of Credit and its LC Proportion of that Letter of Credit.

5A.6	The Avals

Notwithstanding the provisions of Clause 5A.3 (Delivery of an LC Request for Letters of Credit to Clause 5A.5 (Issue of Letters of Credit), each Aval issued by a bank or financial institution with the consent of the Company dated on or about the date hereof shall be deemed to be a Letter of Credit issued and outstanding under the Facilities and the Company shall be deemed the Borrower in respect of such Letter of Credit and the issuer of the Aval shall be deemed to be the Issuing Bank.

5B.	LETTERS OF CREDIT

5B.1	Immediately payable

If a Letter of Credit or any amount outstanding under a Letter of Credit becomes immediately payable under this Agreement, the Borrower that requested the issue of that Letter of Credit shall repay or prepay that amount immediately.

5B.2	Assignments and transfers

(a)	The consent of the Issuing Bank is required for any assignment or transfer of any Lender’s rights and/or obligations under the Facilities provided that the consent of the Issuing Bank shall not be required in relation to any such assignment and/or transfer effected on or at any time after (i) the obligations of the Issuing Bank in relation to Acquisition Payments under the Spanish law Aval and /or the Belgian law Aval have been fulfilled or such Avals are otherwise not required for the purpose of the Offer; or (ii) cash cover has been provided pursuant Clause 5.5(c)(Cash Collateral).

(b)	If paragraph (a) and the conditions and procedure for transfer specified in Clause 28 (Changes to the Parties) are satisfied, then on the Transfer Date the Issuing Bank and the New Lender shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Lender shall each be released from further obligations to each other under this Agreement.

5B.3	Claims under a Letter of Credit

(a)	Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a “claim”).

(b)	Each Borrower which requested a Letter of Credit shall immediately on demand pay to the Facility Agent for the account of the Issuing Bank an amount equal to the amount of any claim under that Letter of Credit.

(c)	Each Borrower acknowledges that the Issuing Bank:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)	The obligations of a Borrower under this Clause will not be affected by:

(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.

5B.4	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 5.

5B.6	Role of the Issuing Bank

(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.

(b)	The Issuing Bank shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

(c)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

(d)	The Issuing Bank may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(e)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(f)	The Issuing Bank may act in relation to the Finance Documents through its personnel and agents.

(g)	The Issuing Bank shall not be responsible for:

(i)	the adequacy, accuracy and/or completeness of any information (whether oral or written) provided by the Facility Agent, any Party (including itself), or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(ii)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

5B.7	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document.

5B.8	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including, but not limited to, those listed in paragraphs (a) to (c) of Clause 22.7 (Responsibility).

5B.9	Address for notices

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of the Issuing Bank for any communication or document to be made or delivered under or in connection with the Finance Documents is that notified in writing to the Facility Agent prior to the date of this Agreement or any substitute address, fax number or department or officer as the Issuing Bank may notify to the Facility Agent by not less than five Business Days’ notice.

5B.10	Amendments and Waivers

Notwithstanding any other provision of this Agreement, an amendment or waiver which relates to the rights or obligations of the Issuing Bank may not be effected without its consent.

5C.	INDEMNITIES

(a)	Notwithstanding Clause 5.5 (Issuing Bank Utilisation Mechanics), each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank in acting as the Issuing Bank under any Letter of Credit requested by that Borrower.

(b)	Each Lender shall (according to its LC Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)	If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date the Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its LC Proportion of that Letter of Credit. On receipt of demand from the Facility Agent, that Lender shall pay to the Facility Agent (for the account of the Issuing Bank) an amount equal to its LC Proportion of the amount demanded under paragraph (b) above.

(d)	The Borrower which requested a Letter of Credit shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 5C (Indemnities) in respect of that Letter of Credit.

(e)	The obligations of each Lender and each Borrower under this Clause are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit regardless of any intermediate payment or discharge in whole or in part.

(f)	The obligations of any Lender or Borrower under this Clause will not be affected by any act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause (without limitation and whether or not known to it or any other person) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under a Letter of Credit or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under a Letter of Credit or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under a Letter of Credit or any other person;

(v)	any amendment (however fundamental) or replacement of a Finance Document, any Letter of Credit or any other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security; or

(vii)	any insolvency or similar proceedings.

(g)	The obligation of each Lender under this clause shall be in addition to and independent of every other security which the Issuing Bank may at any time hold.

(h)	The Issuing Bank shall not be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of any Lender under this Clause or by law:

(i)	to take any action or obtain judgment in any court against any Borrower;

(ii)	to make or file any claim or proof in a winding-up or dissolution of any Borrower; or

(iii)	to enforce or seek to enforce any other security taken in respect of any of the obligations of any Borrower under this Clause.

5D.	OVERRIDE

The maximum liability of any Lender under Clause 5(C)(b) (Indemnities) shall not exceed its Commitment without prejudice to any claim the Issuing Bank may have against a Lender for a breach by such Lender of its indemnity obligations under such Clause 5(C)(b) (Indemnities).

5E,	SUBROGATION

In the event that any Finance Party indemnifies any person (the “Indemnified Person”) against the indemnity obligation of a party to this Agreement (“Defaulting Party”), such Finance Party shall be subrogated to the Indemnified Person and may claim and otherwise exercise any and all rights of contribution or indemnity against such Defaulting Party.

6.	OPTIONAL CURRENCIES

6.1	General

In this Clause:

Amount of a Loan or part of a Loan means:

(a)	in the case of a Loan is denominated in euros, its euro amount; or

(b)	in the case of a Loan drawn in an Optional Currency, its equivalent in euros calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for the first Term.

Optional Currency means dollars or any currency (other than euros) in which a Loan may be denominated under this Agreement.

6.2	Selection

(a)	A Borrower must select the currency of a Loan in its Request.

(b)	The amount of a Loan requested in an Optional Currency must be a minimum amount of the equivalent of €10,000,000 and, if required by the Facility Agent, an integral multiple of the equivalent of €5,000,000 units of that currency.

(c)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than 5 currencies.

6.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for a Term if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into euros in the relevant interbank market on the Rate Fixing Day and the first day of its initial Term; and

(ii)	that Optional Currency is dollars or Sterling or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Company:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

6.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency in which the Loan is to be denominated when requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.

(b)	In this event:

(i)	that Lender must participate in the Loan in euros; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in euros during that Term.

(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

6.5	Optional Currency equivalents

The equivalent in euros of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Loan;

(c)	the share of a Lender in a Loan; or

(d)	the amount of any repayment or prepayment of a Loan.

6.6	Notification

The Facility Agent must notify the Lenders and the Company of the relevant Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

7.	REPAYMENT

(a)	Each Borrower must repay the Tranche A Loans made to it in full on the Tranche A Final Maturity Date.

(b)	Each Borrower must repay the Tranche B Loans made to it in full on the Tranche B Final Maturity Date.

(c)	Each Borrower must repay the Tranche C Loans made to it in full on the Tranche C Final Maturity Date.

(d)	Any Utilisation made by way of a Letter of Credit may be reborrowed as a Loan, to the extent the Letter of Credit is repaid.

8.	PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment - illegality

(a)	A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Utilisation.

(b)	If it becomes unlawful for the Issuing Bank to issue any Letter of Credit, it shall promptly notify the Facility Agent upon becoming aware of that event, and upon the Facility Agent notifying the Company, the Facilities shall cease to be available for the issue of Letter of Credit.

(c)	After notification under paragraph (a) above:

(i)	each Borrower must repay or prepay the share of that Lender in each Utilisation made to it on the date specified in paragraph (d) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(d)	The date for repayment or prepayment of a Lender’s share in a Utilisation will be:

(i)	the last day of the current Term of that Utilisation; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

8.2	Mandatory prepayment - change of control

(a)	For the purposes of this Clause:

a change of control occurs if

(i)	Mr. and/or Mrs. L.N. Mittal and/or their family (directly or indirectly through trusts and/or other entities controlled by any of the foregoing) (the Mittal Family) cease to be the beneficial owners of shares in the Company to which more than 35 per cent. of the voting rights attaching to the entire issued share capital of the Company attach; or

(ii)	a person other than a member of the Mittal Family is the beneficial owner of shares in the Company to which more voting rights attach than the voting rights attached to the Shares in the Company that are, at such date, beneficially owned by the Mittal Family; or

(iii)	a person other than a member of the Mittal Family controls the Company,

control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b)	The Company must promptly notify the Facility Agent if it becomes aware of any change of control.

(c)	After a change of control, each Lender may, by notice to the Company and the Facility Agent within 30 days after receipt by it of the notification referred to in paragraph (b) above:

(A)	cancel that Lender’s Commitments; and

(B)	declare that Lender’s participation in all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents and owed to that Lender, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

8.3	Mandatory prepayment – Target shares and assets disposals

(a)	In this Subclause:

Target Net Proceeds means the amount received in Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash Equivalents on reasonable commercial terms) by the Borrower or the Target in respect of a disposal of Shares (other than disposals contemplated under the Dofasco Transaction) or Target Assets (other than a disposal of assets in connection with the Dofasco Acquisition), to a person other than to a member of the Group or the Target Group:

(i)	including the amount of any inter-company loan repaid to the Borrower or the Target in connection with the related disposal of Shares or Target Assets;

(ii)	treating consideration initially received in a form other than Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash Equivalents;

(iii)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by the Borrower or the Target in respect of that disposal; and

(iv)	after deducting proper costs and reasonable expenses incurred by the Borrower or the Target directly in connection with that disposal.

(b)	Within five Business Days after the receipt of any Target Net Proceeds in respect of any disposal of Shares by the Company or, if the consideration for that disposal exceeds €50,000,000 or the equivalent in any other currency, any disposal by the Target of any Target Assets after the Target becomes a member of the Group, the Borrower must notify the Facility Agent of the receipt, whereupon the Borrower will ensure that an amount equal to the Target Net Proceeds is applied to reduce the facilities as set out in paragraph (c) below.

(c)	Any Target Net Proceeds required by paragraph (b) above to be applied to reduce the Facilities will be applied across outstandings under the Facilities, the Mittal Bridge Facility and the Mittal Refinancing Facilities on a pro rata basis and as follows:

(i)	first, pro rata in prepayment of the Loans; and

(ii)	second, in permanent cancellation of any undrawn Commitments.

(d)	Any prepayment under subparagraph (i) above will be made at the end of the Term of the relevant Loans which is current at the end of the relevant 5 Business Day period referred to in paragraph (b) above. Any cancellation under subparagraph (ii) above will take effect automatically at the end of the relevant five Business Day period referred to in paragraph (b) above.

(e)	If any such Target Net Proceeds are not denominated in euros, the Target Net Proceeds will be notionally converted into euros at the Agent’s Spot Rate of Exchange on the date of the Company’s notice under paragraph (b) above and the amount by which each of the Facilities, the Mittal Bridge Facility and the Mittal Refinancing Facility are required to be reduced in accordance with paragraph (c) above will be that euro amount.

8.4	Mandatory prepayment Tranche A Facility and Mittal Bridge Facility– disposals and debt and equity issuances

(a)	In this Subclause:

Bridge Net Proceeds means:

(i)	the amount received in Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash Equivalents on reasonable commercial terms) by a member of the Group in respect of a Mittal Disposal:

(A)	including the amount of any inter-company loan repaid to continuing members of the Group in connection with the related Mittal Disposal;

(B)	treating consideration initially received in a form other than Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash Equivalents;

(C)	after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by members of the Group in respect of that Mittal Disposal; and

(D)	after deducting proper costs and reasonable expenses incurred by members of the Group directly in connection with that Mittal Disposal;

(ii)	the amount received in Cash Equivalents by a member of the Group in respect of an Issue Event less all Taxes, commissions, reasonable fees and proper costs and expenses incurred by members of the Group directly in connection with that Issue Event;

(iii)	the proceeds received by any member of the Group from the issuance of any Debt Securities less any commissions, fees and costs and expenses payable by such member of the Group in respect of such Debt Securities;

(iv)	the proceeds received of any borrowings by any member of the Group under any Loan Facility less any commissions, fees and costs and expenses payable by such member of the Group in respect of such Loan Facility; or

(v)	the proceeds received by any member of the Group from any Bond Issuance less any commissions, fees and costs and expenses payable by such member of the Group in respect of such Bond Issuance.

Bond Issuance means any bond, note, debenture, loan stock or similar instrument issued to refinance the Mittal Bridge Facility.

Debt Securities means any bond, note, debenture, loan stock or similar instrument (Securities) other than any Securities issued to refinance any Existing Financial Indebtedness the proceeds of which, when aggregated with any amounts described in paragraph (vi) of the definition of Loan Facility which are not applied in prepayment of the Facility, are in an amount less than US$750,000,000 (or its equivalent in other currencies).

Existing Financial Indebtedness means Financial Indebtedness of the Borrower incurred under Securities in existence at the date of this Agreement, but only to the extent that the principal amount of any such Financial Indebtedness is not increased since the date of this Agreement and the maturity of any such Financial Indebtedness is extended to a date falling after the Tranche A Final Maturity Date.

Existing Committed Financing means loan or credit facilities, whether or not drawn or drawn in full or in part, which have been made available to the Borrower or any other member of the Group in each case before the date of this Agreement.

Issue Event means the sale or issuance of any of the shares in any member of the Group by way of flotation, rights issue, public placing, listing or other public offering which shall include, for the avoidance of doubt, an offering to institutional investors outside the United States pursuant to Regulation S under the US Securities Act of 1933, as amended (the “Securities Act”) and/or to qualified institutional buyers in the United States pursuant to Rule 144A, as such terms are defined in the Securities Act) the proceeds of which (together with any related Issue Event) exceed US$250,000,000.

Loan Facility means any loan or credit facility other than:

(i)	the Facilities, the Mittal Bridge Facility and the Mittal Refinancing Facility;

(ii)	the Mittal April 2005 Facility;

(iii)	any Financial Indebtedness which is raised pursuant to a securitisation of receivables originated by Mittal Steel USA or any of its Subsidiaries and/or which is secured on, or the creditors of which have recourse primarily to, receivables and/or inventory of Mittal Steel USA and/or any of its Subsidiaries;

(iv)	any receivables or inventory financing entered into by Mittal Steel USA and/or any of its Subsidiaries;

(v)	the Mittal Letter of Credit Facility;

(vi)	any Financial Indebtedness, the proceeds of which, when aggregated with any amounts described in the definition of Debt Securities which are not applied in prepayment of the Facility, are in an amount less than US$750,000,000;

(vii)	any Existing Committed Financing and any loan or credit facilities the proceeds of which are used to refinance any Existing Committed Financing but only to the extent that the principal amount of such Existing Committed Financing is not increased since the date of this Agreement and the maturity of any such loan or credit facility is extended to a date falling after the Tranche A Facility Final Maturity Date; and

(viii)	any loan or credit facility representing Project Finance Indebtedness.

Mittal Disposal means the disposal of an asset (other than the Shares) by a member of the Group (other than a member of the Target Group) to a person who is not a member of the Group, other than where the Bridge Net Proceeds of such disposal are in an amount (when taken together with the Bridge Net Proceeds of any related disposal) less than US$200,000,000 (or its equivalent in other currencies).

(b)	Within five Business Days after the receipt of any Bridge Net Proceeds the Borrower must notify the Facility Agent of the receipt, whereupon the Borrower will ensure that such Bridge Net Proceeds are applied to reduce the Tranche A Facility, the Refinancing Tranche A Facility and the Mittal Bridge Facility as set out in paragraph (c) below.

(c)	Any Bridge Net Proceeds required by paragraph (b) above to be applied to reduce each of the Tranche A Loans, the Refinancing Tranche A Loans and the Bridge Loans will be applied across outstandings under such loans on a pro rata basis and as follows:

(i)	first, pro rata in prepayment of each of the Tranche A Facility, the Refinancing Tranche A Facility and the Mittal Bridge Facility; and

(ii)	second, in permanent cancellation of any undrawn Tranche A Commitments, Refinancing Tranche A Commitments and Bridge Commitments.

(d)	Any prepayment under subparagraph (i) above will be made at the end of the Term of the Tranche A Loans, the Refinancing Tranche A Loans and the Bridge Loans which is current at the end of the relevant 5 Business Day period referred to in paragraph (b) above. Any cancellation under subparagraph (ii) above will take effect automatically at the end of the relevant five Business Day period referred to in paragraph (b) above.

(e)	To the extent that any proceeds have been received pursuant to a Bond Issuance which are required to be applied in accordance with this Clause 8.4 at a time when an Aval is outstanding and there are no Loans outstanding, such proceeds shall be placed into the Cash Collateral Account in escrow on behalf of the relevant Finance Party for application (to be determined) of the same.

(f)	If any such Bridge Net Proceeds are not denominated in euros, the Bridge Net Proceeds will be notionally converted into euros at the Agent’s Spot Rate of Exchange on the date of the Borrower’s notice under paragraph (b) above and the amount by which the Tranche A Facility, the Refinancing Tranche A Facility and the Mittal Bridge Facility are required to be reduced in accordance with paragraph (c) above will be that euro amount.

8.5	Voluntary prepayment

(a)	The Company may, by giving not less than 10 Business Days’ prior notice to the Facility Agent, prepay (or ensure that a Borrower prepays) any Utilisation at any time in whole or in part.

(b)	A prepayment of part of a Utilisation must be in a minimum amount of €10,000,000 and an integral multiple of €5,000,000.

(c)	Any prepayment in whole or in part will be applied against the relevant participation of each Lender pro rata.

8.6	Automatic cancellation

The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

8.7	Voluntary cancellation

(a)	The Company may, by giving not less than 10 Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of €10,000,000 and an integral multiple of €5,000,000.

(c)	Any cancellation in part will be applied against the relevant Commitment of each Lender pro rata.

8.8	Involuntary prepayment and cancellation

(a)	If an Obligor is, or will be, required to pay to a Lender or to a tax authority:

(i)	a Tax Payment;

(ii)	an Increased Cost; or

(iii)	any amount under paragraph 3 of Schedule 4 (Calculation of Mandatory Cost),

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender and/or Obligor.

(b)	After notification under paragraph (a) above:

(i)	each relevant Borrower must repay or prepay that Lender’s share in each Utilisation made to it on the date specified in paragraph (c) below; and

(ii)	the Commitments of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Utilisation will be:

(i)	the last day of the current Term for that Utilisation; or

(ii)	if earlier, the date specified by the Company in its notification.

8.9	Re-borrowing of Loans

Any prepayment of a Loan may not be re-borrowed.

8.10	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Utilisations and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f)	A reference in this Clause to the permanent cancellation of a Commitment shall mean that:

(i)	the Commitment for that Facility shall be reduced by that amount (but not below zero); and

(ii)	the Company must ensure that the Utilisations under that Facility do not exceed the Commitments under that Facility as so reduced.

(g)	No prepayment and/or cancellation can occur under this Agreement if as a result the Available Commitment (taking into account any cash collateral provided), would not be sufficient to meet the obligations under the Aval.

(h)	in the event that, at any time when an Aval remains outstanding, but no Loans are outstanding under this Agreement, proceeds are received by the Borrower or the Target which are required by the terms of this Agreement to be applied in mandatory prepayment of amounts outstanding under this Agreement, those proceeds shall be paid into a Cash Collateral Account pending application of the same in reimbursement of amounts owed to the Finance Parties or any of them as and when each such reimbursement obligation arises. Any such Cash Collateral Account opened pursuant to this clause 8.10 (h) shall be an interest bearing account in the name of the Borrower in respect of which the following conditions are met:

(A)	the account is with the Facility Agent;

(B)	withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under this Agreement as and when such obligations arise until no Finance Party is under any obligation under this Agreement (actual or contingent); and

(C)	the Borrower has executed a security document, in form and substance satisfactory to the Facility Agent creating a first ranking security interest over that account.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in the case of Loans denominated in euro, EURIBOR; and

(c)	Mandatory Cost.

9.2	Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

9.3	Margin adjustments

(a)	In this Subclause:

(i)	Rating Agency means Moody’s, S&P and Fitch or any other rating agency approved by the Company and the Majority Lenders.

(ii)	Long Term Credit Rating means, at any time in respect of a Rating Agency:

(A)	the long term credit rating published at that time by that Rating Agency in respect of the Company’s unsubordinated unsecured debt; or

(B)	if such a rating has not at that time been given by that Rating Agency, the long term corporate credit rating given to the Company at that time by that Rating Agency.

(iii)	Margin Certificate is a certificate, substantially in the form of Schedule 7 (Form of Margin Certificate), setting out the Long-Term Credit Rating as at the relevant date.

(iv)	Until the first Utilisation Date of a Loan:

(A)	the initial Tranche A Margin shall be 0.575 per cent. per annum;

(B)	the initial Tranche B Margin shall be 0.65 per cent. per annum; and

(C)	the initial Tranche C Margin shall be 0.70 per cent. per annum.

(v)	From the first Utilisation Date of a Loan, the Margin will be calculated by reference to the table below:

	Applicable Margin (% per annum)
Long Term Credit Rating as published by Moody’s, S&P and Fitch respectively	Tranche A	Tranche B	Tranche C
Baal/BBB+/BBB+	0.475	0.50	0.55
Baa2/BBB/BBB	0.525	0.575	0.625
Baa3/BBB-/BBB-	0.60	0.675	0.725
Below Baa3/BBB-/BBB-	0.75	0.85	0.925

(b)	The Company must give the Facility Agent a Margin Certificate within 5 Business Days after any notification to it by a Rating Agency of a change in, or the withdrawal of, its Long-Term Credit Rating.

(c)	If the same Margin is not applicable to the Long Term Credit Ratings given by each Rating Agency that at the relevant time has given a Long-Term Credit Rating, the applicable Margin will be the average of the Margins applicable to the relevant Long-Term Credit Ratings given to the Company by the Rating Agencies at the relevant time, as set out in the table in sub-paragraph (v) above.

(d)	If only one Long-Term Credit Rating is given to the Company by the Rating Agencies at the relevant time, the Margin will be equal to the Margin applicable to that Long-Term Credit Rating.

(e)	Any change in the Margin, will subject to paragraph (f) below, apply on the Business Day following receipt by the Facility Agent of the change in rating.

(f)	For so long as an Event of Default is outstanding or the Company has no Long Term Credit Rating from any Rating Agency, the Margin will be the highest applicable rate set out in paragraph (v) above.

9.4	Interest on overdue amounts

(a)	If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

9.5	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

10.	TERMS

10.1	Selection

(a)	Each Loan has successive Terms.

(b)	A Borrower must select the first Term for a Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for a Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)	If a Borrower fails to select a Term for an outstanding Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)	Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

10.2	Consolidation

If a Borrower so requests, a Term for a Loan will end on the same day as the current Term for any other Loan borrowed by that Borrower. On the last day of those Terms, those Loans will be consolidated and treated as one Loan.

10.3	No overrunning the applicable Final Maturity Date

If a Term would otherwise overrun the applicable Final Maturity Date, it will be shortened so that it ends on that Final Maturity Date.

10.4	Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans.

10.5	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

11.	MARKET DISRUPTION

11.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

11.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 50 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

11.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

12.	TAXES

12.1	General

In this Clause:

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

12.2	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c)	Except as otherwise provided in this Agreement, if a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(e)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Except as provided below, the Company must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	Paragraph (a) above does not apply to any loss or liability which is compensated under Clause 12.2 (Tax gross-up) or would have been compensated under that Clause but for an exception to the requirement to make such increased payment.

(d)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	it has obtained, used and retained that Tax Credit, the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been in if the Tax Payment had not been required to be made by the Obligor.

12.5	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, stamp duty land tax, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

12.6	Value added taxes

(a)	Any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party must also at the same time pay and indemnify the Finance Party against all value added tax or any other Tax of a similar nature incurred by the Finance Party in respect of those costs or expenses but only to the extent that the Finance Party (acting reasonably) determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Tax.

13.	INCREASED COSTS

13.1	Increased Costs

Except as provided below in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

13.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause; or

(b)	attributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

13.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

14.	MITIGATION

14.1	Mitigation

(a)	Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in any Facility ceasing to be available or:

(i)	any Tax Payment or Increased Cost being payable to that Finance Party;

(ii)	that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

(iii)	that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

including changing its Facility Office or transferring its rights and obligations under the Finance Documents to an Affiliate, to another Lender or its Affiliate or to another person selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Finance Party (including, if applicable, the assumption of a transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Finance Party’s participation in the outstanding Loans and all accrued interest (and any Break Costs) and fees and other amounts payable hereunder.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c)	The Company must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d)	A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

14.2	Conduct of business by a Finance Party

No term of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

15.	PAYMENTS

15.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

15.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in dollars.

15.5	No set-off or counterclaim

All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

15.6	Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties and the Issuing Bank under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement and any amount due but unpaid under Clauses 5B.3 (Claims under a Letter of Credit) and 5C (Indemnities); and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)	This Subclause will override any appropriation made by an Obligor.

15.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

16.	GUARANTEE AND INDEMNITY

16.1	Guarantee and indemnity

The Company irrevocably and unconditionally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Finance Document, the Company must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

(a)	If any discharge (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Company under this Clause will continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

16.4	Waiver of defences

The obligations of the Company under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes (without limitation):

(a)	any time or waiver granted to, or composition with, any person;

(b)	any release of any person under the terms of any composition or arrangement;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)	any amendment (however fundamental) of a Finance Document or any other document or security; or

(g)	any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

16.5	Immediate recourse

The Company waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from the Company under this Clause. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Borrower under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of the Company under this Clause:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

(b)	apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(c)	hold in an interest-bearing suspense account any moneys received from the Company or on account of the Company’s liability under this Clause.

16.7	Non-competition

Unless:

(a)	all amounts which may be or become payable by the Borrower under the Finance Documents have been irrevocably paid in full; or

(b)	the Facility Agent otherwise directs,

the Company will not, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)	be subrogated to (or exercise any rights of subrogation to which it may be entitled in respect of) any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)	be entitled to any right of contribution or indemnity (or exercise any right of contribution or indemnity to which it may be entitled) in respect of any payment made or moneys received on account of the Company’s liability under this Clause;

(iii)	claim, rank, prove or vote as a creditor of any Borrower or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)	receive, claim or have the benefit of any payment, distribution or security from or on account of the Borrower, or exercise any right of set-off as against the Borrower.

The Company must hold in trust for (and, to the extent a trust is not enforceable in a relevant jurisdiction, keep separate from its other assets in that jurisdiction) and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

Nothing in this Clause 16 (Guarantee and Indemnity) shall prevent the Company from claiming as a creditor of the Borrower or its estate solely to preserve the existence of such claim, provided that any payment or distribution received by it in connection with such claim must be held in trust for (and, to the extent a trust is not enforceable in any relevant jurisdiction, kept separate from its other assets in that jurisdiction) and immediately paid or transferred to the Facility Agent for the Finance Parties. Notwithstanding the foregoing, any such payment or distribution shall be deemed to remain due or owing as between the Company and the Borrower.

16.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

17.	REPRESENTATIONS

17.1	Representations

The representations set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party.

17.2	Status

(a)	It is a limited or unlimited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

17.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

17.4	Legal validity

(a)	Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

(b)	Each Finance Document to which it is a party is in the proper form for its enforcement in the jurisdiction of its incorporation.

17.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any document which is binding upon it or any of its Material Subsidiaries or any of its or its Material Subsidiaries’ assets in any material respect.

17.6	No default

(a)	No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document.

(b)	As at the date of this Agreement, no other event is outstanding which constitutes a default under any document which is binding on it or any of its Material Subsidiaries or any of its or its Material Subsidiaries’ assets to an extent or in a manner which has or is reasonably likely to have a Material Adverse Effect.

17.7	Authorisations

All authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

17.8	Financial statements

The Original Financial Statements and the audited Financial Statements delivered to the Facility Agent pursuant to Clause 18.1(a)(i) (Financial Statements) after the date of this Agreement:

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	fairly represent its financial condition (consolidated, if applicable) as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

This representation is given, in the case of the Original Financial Statements, as at the date of this Agreement, and in respect of any audited financial statements delivered pursuant to Clause 18.1(a)(i) (Financial Statements), the date on which such financial statements are delivered to the Facility Agent.

17.9	Litigation

As at the date of this Agreement, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which have or are reasonably likely to have a Material Adverse Effect.

17.10	Information Memorandum

In this Subclause, Information Memorandum means the information memorandum prepared on behalf of, and approved by, the Company in connection with this Agreement.

In the case of the Company only and (in respect of information not relating to the Group only) to the best of its knowledge and belief:

(a)	the factual material information contained in the Information Memorandum was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(b)	the financial projections contained in the Information Memorandum have been prepared as at its date, on the basis of recent historical information and assumptions believed by the Company to be fair and reasonable;

(c)	each expression of opinion, expectation, intention or policy contained in the Information Memorandum was made after careful consideration and enquiry and is believed by the Company to be fair and reasonable as at the date at which it is stated to be given; and

(d)	the Information Memorandum did not omit as at its date any information which, if disclosed, would make the Information Memorandum untrue or misleading in any material respect.

This representation is given on the date on which the Company approves the Information Memorandum for distribution by the Mandated Lead Arrangers.

17.11	Taxes on payments

As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

17.12	Stamp duties

As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

17.13	Pari Passu

As at the date of this Agreement, its payment obligations under the Finance Document rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

17.14	Compliance with law

(a)	As at the date of this Agreement, it and its Subsidiaries are in compliance in all respects with all laws (including but not limited to all Environmental Laws and Environmental Approvals, each as defined in Clause 20.12(a) (Environmental Matters)) to which it or they are subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

(b)	As at the date of this Agreement:

(i)	each Obligor and its ERISA Affiliates (as defined in Clause 20.14(a) (ERISA) is in compliance with all laws and regulations relating to each of its Plans (as defined in Clause 20.14(a) (ERISA)) other than where the non-compliance is not reasonably likely to cause a Material Adverse Effect; and

(ii)	there exists no circumstance referred to in Clause 20.14(e) or (g) (ERISA).

17.15	Jurisdiction/governing law

(a)	Its:

(i)	irrevocable submission under this Agreement to the jurisdiction of the courts of England;

(ii)	agreement that this Agreement is governed by English law; and

(iii)	agreement not to claim any immunity to which it or its assets may be entitled,

are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b)	any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation, subject to any applicable procedural requirements, general principles of law and limitations referred to in any legal opinion required under this Agreement.

17.16	United States laws

(a)	In this Subclause:

Anti-Terrorism Law means each of:

(i)	Executive Order No. 13224 on Terrorist Financing: Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism issued on 23rd September, 2001, as amended by Order 13268 (as so amended, the Executive Order);

(ii)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(iii)	the Money Laundering Control Act of 1986, 18 U.S.C. Section 1956; and

(iv)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

holding company, has the meaning given to it in the United States Public Utility Holding Company Act of 1935.

investment company has the meaning given to it in the United States Investment Company Act of 1940.

public utility has the meaning given to it in the United States Federal Power Act of 1920.

Restricted Party means any person listed:

(i)	in the Annex to the Executive Order;

(ii)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury; or

(iii)	in any successor list to either of the foregoing.

(b)	It is not:

(i)	a holding company, or subject to regulation under the United States Public Utility Holding Company Act of 1935;

(ii)	a public utility or subject to regulation under the United States Federal Power Act of 1920;

(iii)	required to be registered as an investment company, or subject to regulation under the United States Investment Company Act of 1940; or

(iv)	subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(c)	To the best of its knowledge, neither it nor any of its Affiliates:

(i)	is, or is controlled by, a Restricted Party;

(ii)	has received funds or other property from a Restricted Party; or

(iii)	is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

It and each of its Affiliates have taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

17.17	Dutch Banking Act

If the Company is a credit institution (kredietinstelling) under the Dutch Banking Act, it is in compliance with the applicable provisions of the Dutch Banking Act and any implementing regulation, including the Dutch Exemption Regulation.

17.18	Times for making representations

(a)	The representations set out in this Clause are made by each Obligor (or if it so states, the Company) on the date of this Agreement.

(b)	Unless a representation is expressed to be given at a specific date:

(i)	each representation is deemed to be repeated by each Additional Borrower on the date that Additional Borrower becomes an Obligor; and

(ii)	each Repeating Representation is deemed to be made by each Obligor (or if it so states, the Company) on the date of each Request and the first day of each Term.

(c)	When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

18.	INFORMATION COVENANTS

18.1	Financial statements

(a)	The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)	its audited consolidated financial statements for each of its financial years; and

(ii)	the audited financial statements of each Obligor for each of its financial years;

(iii)	its interim unaudited consolidated financial statements for the first half-year of each of its financial years; and

(iv)	its quarterly unaudited consolidated financial statements for each of its financial quarters.

(b)	All financial statements must be supplied as soon as they are available and:

(i)	in the case of the Company’s audited consolidated financial statements, within 120 days;

(ii)	in the case of each Obligor’s audited financial statements, within 120 days;

(iii)	in the case of the Company’s interim financial statements, within 75 days; and

(iv)	in the case of the Company’s quarterly financial statements, within 75 days,

  of the end of the relevant financial period.

18.2	Form of financial statements

(a)	The Company must ensure that each set of financial statements supplied under this Agreement:

(i)	gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up; and

(ii)	is prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied.

(b)	The Company must notify the Facility Agent of any material change to the accounting principles or practices used in the preparation of its audited consolidated financial statements.

(c)	If requested by the Facility Agent, the Company must supply to the Facility Agent:

(i)	a full description of any change notified under paragraph (b) above; and

(ii)	sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent audited consolidated financial statements delivered to the Facility Agent under this Agreement.

(d)	If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

(e)	If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must supply with each set of its financial statements another set of its financial statements prepared on the same basis as the Original Financial Statements.

18.3	Compliance Certificate

(a)	The Company must supply to the Facility Agent a Compliance Certificate with each set of its annual and interim financial statements sent to the Facility Agent under this Agreement.

(b)	A Compliance Certificate must be signed by two authorised signatories of the Company but without personal liability for such authorised signatories.

18.4	Information — miscellaneous

The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

(a)	copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched; and

(b)	promptly on request, such further publicly available information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request, provided that the Company is not obliged to supply any information, the provision of which would result in the breach of a duty of confidentiality owed by a member of the Group to a third party.

18.5	Notification of Default

(a)	Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

18.6	Use of websites

(a)	Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)	the Facility Agent and the Lender agree;

(ii)	the Company and the Facility Agent designate an electronic website for this purpose;

(iii)	the Company notifies the Facility Agent of the address of and password for the website; and

(iv)	the information posted is in a format agreed between the Company and the Facility Agent.

    The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)	Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)	any Lender not agreeing to receive information via the website; and

(ii)	within ten Business Days of request by any other Lender, if that Lender so requests.

(c)	The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the password for the website is changed; or

(iv)	any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in sub-paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form until the Facility Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.

18.7	Know your customer requirements

(a)	Each Obligor must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(b)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence which is reasonably required by the Facility Agent to carry out and be satisfied with the results of all applicable know your customer requirements.

19.	FINANCIAL COVENANTS

19.1	Definitions

In this Clause:

Consolidated Cash and Cash Equivalents means, at any time:

(a)	cash in hand or on deposit with any acceptable bank;

(b)	certificates of deposit, maturing within one year after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K. or any Participating Member State or by an instrumentality or agency of the government of the United States of America, the U.K. or any Participating Member State;

(d)	open market commercial paper:

(i)	for which a recognised trading market exists;

(ii)	issued in the United States of America, the U.K. or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 by S&P or Fitch Ratings Limited or P-1 by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating;

(e)	Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an acceptable bank (or any dematerialised equivalent); or

(f)	any other instrument, security or investment approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Consolidated Total Borrowings. For this purpose an acceptable bank is a commercial bank or trust company which has a rating of A or higher by S&P or Fitch Ratings Limited or A2 or higher by Moody’s or a comparable rating from a nationally recognised credit rating agency for its long-term debt obligations or has been approved by the Majority Lenders.

Consolidated EBITDA means the consolidated net pre-taxation profits of the Group for a Measurement Period:

(a)	including (for the purpose of Clause 19.3 (Gearing)) the net pre-taxation profits of a member of the Group or business or assets owned by a member of the Group for the part of that Measurement Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but

(b)	excluding (for the purpose of Clause 19.3 (Gearing)) the net pre-taxation profits attributable to any member of the Group or to any business or assets sold during that Measurement Period,

and all as adjusted by:

(i)	adding back Consolidated Net Interest Payable;

(ii)	taking no account of any extraordinary item;

(iii)	excluding any amount attributable to minority interests;

(iv)	adding back depreciation and amortisation; and

(v)	taking no account of any revaluation of an asset or any loss or gain over book value arising on the disposal of an asset (otherwise than in the ordinary course of trading) by a member of the Group during that Measurement Period.

Consolidated Interest Payable means all interest and other financing charges (whether, in each case, paid, payable or capitalised) incurred by the Group during a Measurement Period.

Consolidated Interest Receivable means all interest and other financing charges received or receivable by the Group during a Measurement Period.

Consolidated Net Interest Payable means Consolidated Interest Payable less Consolidated Interest Receivable during the relevant Measurement Period.

Consolidated Total Borrowings means, in respect of the Group, at any time the aggregate of the following:

(a)	the outstanding principal amount of any moneys borrowed;

(b)	the outstanding principal amount of any acceptance under any acceptance credit other than any acceptance credit that would not constitute borrowed monies under US GAAP;

(c)	the outstanding principal amount of any bond, note, debenture, loan stock or other similar instrument;

(d)	the amount of any liability, being the capitalised portion of any loan, lease or hire purchase contract, which would be treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company;

(e)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(f)	the outstanding principal amount of any indebtedness (other than trade credit from a supplier on customary terms in the ordinary course of trade) arising from any deferred payment agreements where payment is deferred by more than six months, arranged primarily as a method of raising finance or financing the acquisition of an asset;

(g)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (c) above;

(h)	the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing (excluding any indebtedness expressly excluded under another paragraph of this definition; and

(i)	the outstanding principal amount of any indebtedness of any person of a type referred to in the above paragraphs which is the subject of a guarantee, indemnity or similar legally binding assurance against financial loss given by a member of the Group, but without double counting and excluding:

(i)	any convertible or exchangeable debt which must or, at the option of the issuer, may be converted or exchanged without condition (other than the availability of sufficient authorised share capital of the issuer), prior to or upon the date any amount of principal would otherwise fall due in respect of that debt, into equity share capital or preference shares of the issuer of such debt, which in each case are not redeemable (in whole or part) on or before the Tranche C Final Maturity Date Facility;

(ii)	obligations of any member of the Group arising under any form of exchangeable, convertible, option or other similar instrument issued by that member of the Group in connection with a transaction, the commercial effect of which is to effect the disposal by that member of the Group of shares or partnership or other ownership interests in any other person or entity (whether or not having a separate legal identity), provided that any such instrument may not (other than at the option of the issuer), on or prior to the Tranche C Final Maturity Date Facility, give rise to an obligation to pay cash or deliver any other assets (other than the assets into which such instrument is convertible or exchangeable or deliverable on exercise of the option contained in that instrument) to the holders of such obligations (whether by acceleration on maturity or otherwise); and

(iii)	derivatives entered into in the ordinary course of business to manage currency, credit or interest rate risks.

Consolidated Total Net Borrowings means at any time Consolidated Total Borrowings less Consolidated Cash and Cash Equivalents.

Measurement Period means each period of 12 months ending on the last day of a financial half-year or a financial year of the Company.

19.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with the principles applied in connection with the Original Financial Statements.

(b)	Any amount in a currency other than dollars is to be taken into account at its dollars equivalent calculated on the basis of:

(i)	the Agent’s Spot Rate of Exchange on the day the relevant amount falls to be calculated; or

(ii)	if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item must be credited or deducted more than once in any calculation under this Clause.

19.3	Gearing

The Company must ensure that the ratio of Consolidated Total Net Borrowings (including all Loans disbursed and outstanding) to Consolidated EBITDA is not, at the end of each Measurement Period, greater than 2.5 to 1.

19.4	Interest cover

The Company must ensure that the ratio of Consolidated EBITDA to Consolidated Net Interest Payable is, at the end of each Measurement Period, greater than 4 to 1.

20.	GENERAL COVENANTS

20.1	General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group or to Material Subsidiaries, each Obligor must ensure that each of its Subsidiaries (or, as the case may be, Material Subsidiaries) performs that covenant.

20.2	Authorisations

Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

20.3	Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so has or is reasonably likely to have a Material Adverse Effect.

20.4	Pari passu ranking

Each Obligor must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.5	Negative Pledge

(a)	Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any Security Interest existing (or contemplated by the terms (as at the date of this Agreement) of any financing arrangement referred to in Clause 20.7(b)(ii) (Financial Indebtedness)) over any asset of a member of the Group or of Mittal Steel USA or any of its Subsidiaries as at the date of this Agreement, but only to the extent that:

(A)	the principal amount secured by any such Security Interest is not increased;

(B)	the maturity of any Financial Indebtedness secured by any such Security Interest is not extended; and

(C)	any Financial Indebtedness secured by any such Security Interest is not refinanced,

in each case after the date of this Agreement;

(ii)	any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any Security Interest arising out of retention of title provisions in a supplier’s standard conditions of supply of goods where the goods in question are supplied on credit and acquired in the ordinary course of business;

(iv)	any lien arising by operation of law and in the ordinary course of trading;

(v)	any Security Interest on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement but only for the period of 6 months from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition;

(vi)	any Security Interest on a rental deposit given on leasehold premises in the ordinary course of trading;

(vii)	any Security Interest entered into pursuant to a Finance Document;

(viii)	any Security Interest securing Project Finance Indebtedness, but only to the extent that the Security Interest is created on an asset of the project being financed by the relevant Project Finance Indebtedness (and/or the shares in, and/or shareholder loans to, the company conducting such project where such company has no assets other than those relating to such project);

(ix)	any hire purchase, lease or conditional sale agreement other than one which would, under the applicable generally accepted accounting principles for such member of the Group, be treated as a finance or capital lease;

(x)	any Security Interest arising under clause 18 of the general terms and conditions (Algemene Voorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;

(xi)	any Security Interest or right of set-off which may be imposed by an account bank under the terms of its standard account documentation;

(xii)	any Security Interest on an asset held in Clearstream Banking, société anonyme or Euroclear Bank S.A./N.V. as operator of the Euroclear System, or any other securities depository or any clearing house pursuant to its standard terms and procedures applicable in the ordinary course of trading;

(xiii)	any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as pre-judgment security for costs or expenses where any member of the Group is prosecuting or defending such action in the bona fide interest of the Group;

(xiv)	any Security Interest created pursuant to any order of attachment, distraint, garnishee order, arrestment, adjudication or injunction or interdict restraining disposal of assets or similar legal process arising in connection with pre-judgment court proceedings where any member of the Group is prosecuting or defending such action in the bona fide interest of the Group;

(xv)	any Security Interest on any Margin Stock (as defined in Clause 20.14(a) (ERISA) that exceeds 25 per cent. of the value of the total assets subject to paragraph (a) above at such time; and

(xvi)	any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not allowed under the preceding sub-paragraphs) does not exceed 10 per cent. of the book value of the consolidated assets of the Group or its equivalent at any time.

20.6	Disposals

(a)	Except as provided below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not dispose of all or any part of its assets.

(b)	Paragraph (a) does not apply to any disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets (other than cash or cash equivalents) comparable or superior as to type, value and quality;

(iii)	for cash of obsolete or redundant vehicles, plant and equipment;

(iv)	of cash or Cash Equivalents (as defined in Clause 19 (Financial Covenants));

(v)	between members of the Group;

(vi)	contemplated under the Dofasco Transaction;

(vii)	required to be made pursuant to any regulation or applicable law including under a competition clearance approval; or

(vi)	on arms length terms, where the consideration receivable (when aggregated with the consideration for any other disposal not allowed under the preceding sub-paragraphs) does not exceed 10 per cent. of the book value of the consolidated assets of the Group or its equivalent in any financial year of the Company.

20.7	Financial Indebtedness

(a)	Except as provided below, no member of the Group (other than the Company) may have outstanding or incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	Financial Indebtedness incurred under the Finance Documents, the Mittal Bridge Facility or the Mittal Refinancing Facility;

(ii)	any Financial Indebtedness of any Subsidiary of the Company or of the Target or its Subsidiaries outstanding as at the date of this Agreement, but only to the extent that:

(A)	the principal amount of any such Financial Indebtedness is not increased;

(B)	the maturity of any such Financial Indebtedness is not extended; and

(C)	such Financial Indebtedness is not refinanced,

in each case after the date of this Agreement;

(iii)	any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of six months from the date of acquisition and only to the extent the principal amount of the Financial Indebtedness has not been incurred or increased in contemplation of, or since, the acquisition;

(iv)	Financial Indebtedness owed by one member of the Group to another;

(v)	Financial Indebtedness under any forward or spot delivery foreign exchange contracts or other derivative instruments relating to currency or interest rate hedging, in each case entered into for the sole purpose of hedging in the ordinary course of trading;

(vi)	any Financial Indebtedness of the Target or its Subsidiaries on the date the Target forms part of the Group, incurred in connection with the refinancing of any Financial Indebtedness of Target or any of its Subsidiaries outstanding on the date Target becomes a member of the Group;

(vii)	any Financial Indebtedness outstanding under any notes or bonds issued by the Target Group of which the Mandated Lead Arrangers are aware on the date of this Agreement;

(viii)	Project Finance Indebtedness; or

(ix)	Financial Indebtedness secured by a Security Interest permitted under Clause 20.5(b)(xvi) (Negative Pledge) and other Financial Indebtedness, provided that the aggregate principal amount of all Financial Indebtedness covered by this sub paragraph does not exceed 15 per cent. of the book value of the consolidated assets of the Group or its equivalent at any time.

20.8	Change of business

The Company must ensure that no material change is made to the general nature of the business of the Company or the Group (including Target and its Subsidiaries after the Acquisition) from that carried on at the date of this Agreement.

20.9	Payment of Taxes

Each Obligor and each Material Subsidiary must pay all taxes due and payable by it, unless:

(a) (i)	payment of those Taxes is being contested in good faith; and

(ii)	adequate reserves are being maintained for those Taxes;

(b)	payment of those Taxes has been specifically deferred or submitted to an alternative means of settlement or discharge by the appropriate authorities; or

(c)	failure to pay those Taxes is not reasonably likely to have a Material Adverse Effect.

20.10	The Acquisition

The Company will:

(a)	comply with all its obligations with respect to the Offer, save as otherwise agreed between each of the Company and the Mandated Lead Arrangers;

(b)	promptly make all competition, antitrust filings and any other relevant regulatory filing under the applicable jurisdictions which the Company considers desirable or are necessary in order to be able to close the Offer;

(c)	ensure that the Offer Document that is officially made public is consistent in all material respects with the agreed form of Offer Document delivered to the Mandated Lead Arrangers prior to the first Utilisation, save as otherwise agreed with the Mandated Lead Arrangers;

(d)	save as otherwise required by law or by any relevant regulatory requirement, not without consultation with each of the Facility Agent and the Mandated Lead Arrangers issue any press announcement or make any statement during the course of the Offer which contains any information or statement concerning the Mandated Lead Arrangers or the Lenders, and where such press announcement or statement is related to the Facilities and/or the terms under any Finance Documents, the Company shall only release such information or statement after obtaining the prior approval of each of the Mandated Lead Arrangers and the Facility Agent;

(e)	not amend, vary or waive the terms of the Offer Document in any respect without the consent of each of the Issuing Bank and the Mandated Lead Arrangers; and

(f)	request a drawing under the Mittal Refinancing Facility in order to refinance, to the maximum extent possible, the Mittal October 2005 Facility on or prior to the first Settlement Date.

20.11	Merger

No Obligor shall enter into any amalgamation, demerger or merger, other than:

(a)	with another member of the Group; or

(b)	where the surviving entity is bound by the obligations of that Obligor under this Agreement.

20.12	Environmental matters

(a)	In this Subclause:

Environmental Approval means any authorisation required by an Environmental Law.

Environmental Claim means any claim by any person in connection with:

(i)	a breach, or alleged breach, of an Environmental Law;

(ii)	any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(iii)	any other environmental contamination.

Environmental Law means any law or regulation concerning:

(i)	the protection of health and safety;

(ii)	the environment; or

(iii)	any emission or substance which is capable of causing harm to any living organism or the environment.

(b)	Each member of the Group must ensure that it is in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so has or is reasonably likely to have a Material Adverse Effect or results in any liability for a Finance Party.

(c)	Each Obligor must promptly upon becoming aware notify the Facility Agent of:

(i)	any Environmental Claim current, or to its knowledge, pending or threatened; or

(ii)	any circumstances reasonably likely to result in an Environmental Claim,

which has or, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

(d)	Each Obligor must indemnify each Finance Party against any loss or liability incurred by that Finance Party as a result of any actual or alleged breach of any Environmental Law by a member of the Group, to the extent that such claim, damage, loss or liability has arisen because of the entry into of the Finance Documents, unless it is caused by that Finance Party’s gross negligence or wilful misconduct.

20.13	Insurance

Each Obligor and each Material Subsidiary must insure its business and material assets with reputable independent insurance companies or underwriters to such an extent and against those risks as is usual for companies carrying on the same or substantially similar business.

20.14	ERISA

(a)	In this Subclause:

Code means the United States Internal Revenue Code of 1986.

ERISA means the United States Employee Retirement Income Security Act of 1974 .

ERISA Affiliate means any person treated as a single employer with any Obligor for the purpose of section 414 of the Code.

Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock has the meaning given to it in the Margin Regulations.

Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(i)	maintained by any Obligor or any ERISA Affiliate; or

(ii)	to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

Reportable Event means:

(i)	an event specified as such in section 4043(c) of ERISA or any related regulation in relation to a Plan, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(ii)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA in relation to a Plan, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

(b)	No Obligor may use any Loan, directly or indirectly, to buy or carry Margin Stock in violation of the Margin Regulations.

(c)	No member of the Group may use the proceeds of Financial Indebtedness to acquire Margin Stock in connection with the Acquisition, except for the use of proceeds of the Facility permitted by Clause 3.1 (Purpose).

(d)	No Obligor may use any part of any Loan to acquire any security in a transaction that is subject to the reporting requirements of section 13 or 14 of the United States Securities Exchange Act of 1934.

(e)	Each Obligor must promptly upon becoming aware of it notify the Facility Agent of:

(i)	any Reportable Event;

(ii)	the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

(iii)	a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

(f)	Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all respects with all laws and regulations relating to each of its Plans, where failure to do so is reasonably likely to have a Material Adverse Effect.

(g)	Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest (other than as permitted under this Agreement) on any of its assets or which is reasonably likely to have a Material Adverse Effect.

21.	DEFAULT

21.1	Events of Default

(a)	Each of the events set out in this Clause is an Event of Default.

(b)	In this Clause:

Material Group Member means an Obligor or a Material Subsidiary; and

Permitted Transaction means:

(i)	an intra-Group re-organisation of a Material Subsidiary on a solvent basis; or

(ii)	any other transaction agreed by the Majority Lenders.

21.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

(a)	is caused by technical or administrative error; and

(b)	is remedied within five Business Days of the due date.

21.3	Breach of other obligations

(a)	The Company does not comply with any term of Clause 19 (Financial Covenants); or

(b)	an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:

(i)	is capable of remedy; and

(ii)	is remedied within 21 days of the earlier of the Facility Agent giving notice of the breach to the Company and the Obligor becoming aware of the non-compliance.

21.4	Misrepresentation

A representation made or repeated by an Obligor in any Finance Document or in any document delivered after the date of this Agreement by or on behalf of any Obligor under any Finance Document is incorrect in any material respect when made or deemed to be repeated unless the circumstances giving rise to the misrepresentation:

(a)	are capable of remedy; and

(b)	are remedied within 21 days of the earlier of the Facility Agent giving notice of the breach to the Company and any Obligor becoming aware of the misrepresentation.

21.5	Cross-acceleration

Any of the following occurs in respect of a Material Group Member:

(a)	any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

(b)	any of its Financial Indebtedness is declared or becomes prematurely due and payable as a result of an event of default (howsoever described); or

(c)	any Security Interest securing any of its Financial Indebtedness is enforced,

unless the aggregate amount of Financial Indebtedness falling within all or any of paragraphs (a)-(c) above is less than $50,000,000 or its equivalent.

21.6	Insolvency

Any of the following occurs in respect of a Material Group Member:

(a)	it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

(b)	it admits its inability to pay its debts as they fall due;

(c)	by reason of actual or anticipated financial difficulties, it suspends making payments on any material portion of its debts or announces an intention to do so;

(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor(s) for the rescheduling of all or any material portion of the indebtedness of the Material Group Members; or

(e)	a moratorium is declared in respect of any material portion of the indebtedness of the Material Group Members; or

If a moratorium occurs in respect of any Material Group Member, the ending of the moratorium will not remedy any Event of Default caused by the moratorium.

21.7	Insolvency proceedings

(a)	Except as provided below, any of the following occurs in respect of a Material Group Member:

(i)	any step is taken with a view to a moratorium or a composition, assignment, relief or similar arrangement with any of its creditors holding all or a material portion of its indebtedness;

(ii)	a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court, official receiver or any registrar for, its liquidation, winding-up, administration, dissolution or reorganisation or any such resolution is passed;

(iii)	any person presents a petition, or files documents with a court, official receiver or any registrar, for its liquidation, winding-up, administration, dissolution or reorganisation;

(iv)	an order for its liquidation, winding-up, administration, dissolution or reorganisation is made;

(v)	any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, interim receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

(vi)	its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, interim receiver, administrative receiver, administrator or similar officer; or

(vii)	a bankruptcy application is filed or an assignment is made for the general benefit of creditors.

(viii)	any other analogous step or procedure is taken in any jurisdiction.

(b)	Paragraph (a) does not apply to:

(i)	any step or procedure which is part of a Permitted Transaction;

(ii)	petition for winding-up or a bankruptcy application, in either case, presented by a creditor, which is being contested in good faith and with due diligence and is discharged or struck out within 30 days; or

(iii)	vexatious actions which are being contested in good faith by the relevant Material Group Member, provided they do not result in the making of an order or appointment referred to in paragraph (a) above and any petition is discharged or struck out within 30 days.

21.8	Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects either:

(a)	all or substantially all of the assets of a Material Group Member; or

(b)	any asset(s) of one or more Material Group Member(s) which represents a material portion of the assets of the Group taken as a whole,

and in each case is not discharged within 30 days.

21.9	United States Bankruptcy Laws

(a)	In this Subclause and Clause 21.13 (Acceleration):

U.S. Bankruptcy Law means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

U.S. Debtor means an Obligor that resides or has a domicile, a place of business or property in the United States of America.

(b)	Any of the following occurs in respect of a U.S. Debtor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any U.S. Bankruptcy Law;

(iii)	an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case; or

(iv)	an order for relief or other order approving any case or proceeding is entered under any U.S. Bankruptcy Law.

21.10	Cessation of business

A Material Group Member ceases, or threatens to cease, to carry on business except:

(a)	as part of a Permitted Transaction; or

(b)	as a result of any disposal allowed under this Agreement.

21.11	Effectiveness of Finance Documents

(a)	It is or becomes unlawful for any Obligor to perform any of its payment or other material obligations under the Finance Documents.

(b)	Any Finance Document is not effective in accordance with its terms or is alleged by an Obligor to be ineffective in accordance with its terms for any reason.

(c)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.12	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

21.13	Acceleration

(a)	If an Event of Default described in Clause 21.9 (United States Bankruptcy Laws) occurs in respect of a U.S. Debtor, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled and all amounts outstanding under the Finance Documents will be immediately and automatically due and payable.

(b)	If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(i)	cancel all or any part of the Total Commitments; and/or

(ii)	declare that all or part of any amounts outstanding under the Finance Documents are:

(A)	immediately due and payable; and/or

(B)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders; and/or

(iii)	declare that full cash cover in respect of each Letter of Credit is immediately due and payable whereupon it shall become immediately due and payable.

(c)	Any notice given under this Subclause will take effect in accordance with its terms.

21.14	Clean-Up Period

If during the Clean-Up Period a matter or circumstance exists in respect of the Target Group which would constitute a Default, such matter or circumstance will not constitute a Default until after the end of the Clean-Up Period (if such Default is continuing at such time), provided that such Default (1) is capable of being cured and that reasonable steps are being taken to cure such matter and (2) was not procured by, or expressly approved by, the Company, and provided further that any matter contained in this Clause 21.14 shall be without prejudice to the rights of the Lenders in respect of any breach of representation, covenant or default which continues to exist or arises after the expiry of the Clean-Up Period.

22.	THE ADMINISTRATIVE PARTIES

22.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	execute each Finance Document expressed to be executed by the Facility Agent.

(c)	The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

22.2	Role of the Mandated Lead Arrangers

(a)	Except as specifically provided in the Finance Documents, no Mandated Lead Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

(b)	Except as specifically provided in the Finance Documents, the Issuing Bank does not have any obligations of any kind to any other Party other than in its capacity as Issuing Bank.

22.3	No fiduciary duties

Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

22.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with an Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with an Obligor or its related entities.

22.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

22.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

(d)	The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

22.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

22.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d) (i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

22.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal or interest or any fee payable to a Finance Party (other than the Facility Agent or the Mandated Lead Arrangers) under this Agreement,

    it must promptly notify the other Finance Parties.

22.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided above, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d)	In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

22.11	Indemnities

(a)	Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

22.12	Compliance

Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

22.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must consult with the Company prior to the appointment.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, and after consultation with the Company, require it to resign under paragraph (b) above.

22.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

22.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement in respect of any Default or any amendment or waiver requested by an Obligor may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

22.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

23.	EVIDENCE AND CALCULATIONS

23.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

23.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

23.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

24.	FEES

24.1	Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

24.2	Underwriting and participation fee

The Company must pay to the Mandated Lead Arrangers an underwriting and participation fee in the manner agreed in the Fee Letter dated 27 January, 2006.

24.3	Commitment fee

(a)	The Company must pay a commitment fee computed at the rate of 25 per cent. of the applicable Margin per annum on the undrawn, uncancelled amount of each Lender’s Commitment.

(b)	Accrued commitment fee is payable in euros quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

25.	INDEMNITIES AND BREAK COSTS

25.1	Currency indemnity

(a)	The Company must, as an independent obligation, indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

(i)	that Finance Party receiving an amount in respect of an Obligor’s liability under the Finance Documents; or

(ii)	that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b)	Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Acquisition indemnity

The Company agrees to indemnify each Finance Party against any loss or liability incurred by that Finance Party in connection with or arising out of the Acquisition, to the extent resulting from or attributable to that Finance Party’s entry into and/or performance of its obligations under this Agreement, unless it is caused by the gross negligence or wilful misconduct of that Finance Party.

25.3	Other indemnities

(a)	The Company must indemnify each Finance Party against any cost, loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any amount resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)	(other than by reason of negligence or default by that Finance Party) a Utilisation not being made after a Request has been delivered for that Utilisation; or

(iv)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with this Agreement.

(v)	any representation made by the Company under Clause 17.17 (Dutch Banking Act) or Clause 28.2 (Assignments and transfers by Lenders) being incorrect when made or deemed to be made. A Lender which makes a representation which is untrue in relation to its status as a Professional Market Party or its status as part of a closed circle (besloten kring) cannot make a demand under this paragraph.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Utilisation (but excludes the Margin).

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice from a Party which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

25.4	Break Costs

(a)	Each Borrower must pay to each Lender its Break Costs.

(b)	Break Costs are the amount (if any) determined by the relevant Lender by which:

(i)	the interest (excluding the Margin and any Mandatory Cost) which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

26.	EXPENSES

26.1	Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents, except to the extent provided otherwise in any Fee Letter.

26.2	Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

26.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Except as provided in Clause 27.2 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

27.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment;

(v)	a release of an Obligor other than in accordance with the terms of this Agreement;

(vi)	a term of a Finance Document which expressly requires the consent of each Lender;

(vii)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(viii)	Clause 2.2 (Nature of a Finance Party’s rights and obligations) or this Clause,

may, in the case of subparagraphs (i) to (iii) and (v) to (viii) above, only be made with the consent of all the Lenders and, in the case of subparagraph (iv) above, only be made with the consent of the Lenders whose Commitment is affected by such increase or extension.

(b)	An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of each Administrative Party that is party to that Fee Letter and the Company.

27.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

27.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

28.	CHANGES TO THE PARTIES

28.1	Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

28.2	Assignments and transfers by Lenders

(a)	Subject to Clause 5B.2 (Assignments and transfers), a Lender (the Existing Lender) may in consultation with the Company, subject to the following provisions of this Subclause, at any time assign or transfer any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

(b)	Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Lenders’ Commitments or the rights and obligations under this Agreement by the Existing Lender must:

(i)	be in a minimum amount of €5,000,000; and

(ii)	be evidenced by a Transfer Certificate.

(c)	Subject to paragraph (f) below, the consent of the Company is not required for any assignment or transfer.

(d)	A Lender may transfer all or part of its Commitment, on a non pro rata basis across the Facilities.

(e)	The Facility Agent is not obliged to execute a Transfer Certificate until it has completed all know your customer requirements to its satisfaction. The Facility Agent must promptly notify the Existing Lender and the New Lender if there are any such requirements.

(f) (i)	If, on the date of an assignment or transfer, it is a requirement of Dutch law that each Lender must be a Professional Market Party:

(A)	the consent of the Company is required for any assignment or transfer;

(B)	the Company’s consent must not be unreasonably withheld or delayed;

(C)	the Company will be deemed to have given its consent under this subparagraph (e) ten Business Days after the Company is given notice of the request unless it is expressly refused by the Company within that time because either:

I.	the proposed New Lender is not a Professional Market Party or does not form part of a closed circle (besloten kring); or

II.	the Company has reasonable grounds to believe that the proposed New Lender is not a Professional Market Party;

(D)	the New Lender must comply with the obligation set out in paragraph (ii) below; and

(E)	no assignment or transfer will be effective unless the requirements of this Subclause have been fulfilled by both the New Lender and the Company.

(ii)	On the date the assignment or transfer becomes effective the New Lender must make the representation set out in paragraph 3 of the Transfer Certificate.

(iii)	On the date that a New Lender becomes party to this Agreement as a Lender it explicitly declares and represents that it is a Professional Market Party and that it is aware that the Company may be in breach of the Dutch Banking Act if this declaration and representation is untrue.

(g)	An assignment of rights will only be effective if the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by obligations to the other Finance Parties under this Agreement equivalent to those it would have been under if it were an Original Lender.

(h)	An assignment of rights (in the sense of claims (créances)) against the Luxembourg Obligor will only be effective if the assignment is notified to the Luxembourg Obligor in accordance with article 1690 of the Luxembourg civil code (by providing it with a copy of the Transfer Certificate by registered mail together with an acknowledgement of notice).

(i)	A transfer of obligations will be effective only if either:

(i)	rights are assigned and obligations released and equivalent obligations assumed in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(j)	Any transfer of obligations effected pursuant to and in accordance with Clause 28.2(i) above shall (unless the parties expressly agree otherwise in writing) also constitute a transfer of the Existing Lender’s rights and obligations under the Syndication Agreement, but not for the avoidance of doubt, any Indemnity.

(k)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of $2,000.

(l)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(m)	An assignment or transfer under this Clause does not extinguish or otherwise affect the obligations of any Obligor under the Finance Documents.

28.3	Transfer Certificates

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate;

(ii)	the date on which the Facility Agent executes that Transfer Certificate; and

a reference to an assignment including any related release and assumption.

(b)	An assignment is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	For a transfer by assignment on the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the Existing Lender’s rights expressed to be the subject of the assignment in the Transfer Certificate;

(ii)	the Existing Lender will be released from the obligations expressed to be the subject of the release in the Transfer Certificate other than those obligations which have arisen as a result of a breach by such Existing Lender of its obligations under the Finance Documents; and

(iii)	the New Lender will become a Lender under this Agreement and will be bound by obligations equivalent to those from which the Existing Lender is released under sub paragraph (ii) above.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

28.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)	any Finance Document or any other document; or

(ii)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

    and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

28.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office or has its obligations fulfilled through an Affiliate as contemplated by Clause 28.7 (Affiliates of Lenders); and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

28.6	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.7	Affiliates of Lenders

(a)	Each Lender may fulfil its obligations in respect of any Loan through an Affiliate if:

(i)	the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)	the Loans in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in Loans in the manner provided for in sub-paragraph (ii) above.

(b)	If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

(c)	Nothing in this Clause 28.7 shall prevent a Lender from entering into sub-participation arrangements with an Affiliate.

28.8	Additional Borrowers

(a)	The Company may, by giving not less than 10 Business Day’s prior notice to the Facility Agent, notify the Facility Agent (which must promptly notify the Lenders) of its intention to request one of its wholly-owned Subsidiaries to become an Additional Borrower.

(b)	If the accession of an Additional Borrower requires any Finance Party to carry out know your customer requirements in circumstances where the necessary information is not already available to it, the Company must promptly on request by any Finance Party supply to that Finance Party any documentation or other evidence which is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(c)	If one of the wholly-owned Subsidiaries of the Company is to become an Additional Borrower, then the Company must (following consultation with the Facility Agent) deliver to the Facility Agent the relevant documents and evidence listed in Part 2 of Schedule 2 (Conditions precedent documents).

(d)	The prior consent of all the Lenders is required if the Additional Borrower is incorporated in a jurisdiction outside the Netherlands or Luxembourg.

(e)	The relevant Subsidiary will become an Additional Borrower when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (c) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(f)	Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary that the Repeating Representations are then correct.

28.9	Resignation of a Borrower (other than the Company)

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by giving to the Facility Agent a duly completed Resignation Request.

(b)	The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance, unless:

(i)	it is aware that a Default is outstanding or would result from the acceptance of the Resignation Request; or

(ii)	any amount owed by that Borrower under this Agreement is still outstanding.

(c)	The Borrower will cease to be a Borrower when the Facility Agent gives the notification referred to in paragraph (b) above. A Borrower (other than the Company) may also cease to be a Borrower in any other manner approved by the Majority Lenders.

29.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings relating to any of the Finance Documents or the transactions contemplated thereby;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) below;

(vii)	to another Obligor; or

(viii)	with the agreement of the relevant Obligor.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information which that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

30.	SET-OFF

A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

(a)	the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

31.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)	If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)	the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

31.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Lender notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

32.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

33.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post or fax or any other communication approved by the Facility Agent; or

(ii)	if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

34.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Mittal Steel Holdings BV
Hofplein 20
3032 AC Rotterdam
The Netherlands

	Fax number:	+31 10 217 8888
	Attention:	Sjoerd de Vries.

(c)	The contact details of the Facility Agent for this purpose are:

Address:	HSBC Bank plc
Corporate Trust and Loan Agency
Level 24
8 Canada Square
London EC14 5HQ

Fax number:	+44 20 7991 4748
Attention:	Jerry Causton

(d)	Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

34.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)	if by fax, when received in legible form; and

(iv)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Facility Agent will only be effective on actual receipt by it.

34.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Facility Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(c)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

37.2	Service of process

(a)	Each Obligor irrevocably appoints Mittal Steel Company Limited, 7th Floor, Berkeley Square House, Berkeley Square, London W1J 6DA as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b)	If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(c)	Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

37.3	Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

38.	COMPLETE AGREEMENT

The Finance Documents contain the complete agreement between the Parties on the matters to which they are related and supersede all prior commitments, agreements and understandings, whether written or oral, on those matters.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Tranche A Commitment (euros)	Tranche B Commitment (euros)	Tranche C Commitment (euros)
CITIBANK N.A., LONDON BRANCH	298,333,333.34	298,333,333.33	298,333,333.33

GOLDMAN SACHS CREDIT PARTNERS L.P.	298,333,333.33	298,333,333.34	298,333,333.33

SOCIÉTÉ GÉNÉRALE	298,333,333.33	298,333,333.33	298,333,333.34

COMMERZBANK AKTIENGESELLSCHAFT, HAMBURG BRANCH	257,222,222.23	257,222,222.22	257,222,222.22

CREDIT SUISSE	257,222,222.22	257,222,222.23	257,222,222.22

HSBC BANK PLC	257,222,222.22	257,222,222.22	257,222,222.22

TOTAL: €5,000,000,000	1,666,666,666.67	1,666,666,666.67	1,666,666,666.66

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

APPENDIX 1 PART 1

TO BE DELIVERED BEFORE THE FIRST REQUEST

The Borrower

1.	A copy of the constitutional documents of the Borrower including an extract of the registration of the Borrower in the trade register of the chamber of commerce.

2.	A copy of a resolution of the board of managing directors of the Borrower approving the terms of, and the transactions contemplated by, this Agreement.

3.	A specimen of the signature of each person authorised on behalf of the Borrower:

(a)	to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document; and

(b)	to sign any Request or LC Request.

4.	A certificate of an authorised signatory of the Borrower:

(a)	confirming that utilising the Total Commitments in full would not breach any borrowing or other limit binding on it; and

(b)	certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.	Evidence that the agent of the Borrower under the Finance Documents for service of process in England has accepted its appointment.

Legal opinions

6.	A legal opinion of White & Case LLP, legal advisers in England to the Facility Agent, addressed to the Finance Parties.

7.	A legal opinion of Loyens Loeff, legal advisers in the Netherlands to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

8.	Evidence that all fees and expenses then due and payable from the Borrower under this Agreement have been or will be paid by the first Utilisation Date.

9.	This Agreement and each Fee Letter, duly executed by the Borrower.

10.	A copy of the Original Financial Statements.

11.	The Syndication Letter, duly executed by the Borrower.

12.	The form of Offer Document.

13.	A certified copy of the letter agreement dated 26 January 2006 in connection with the Dofasco Transaction.

14.	A certified copy of all Aval Documents.

15.	Evidence satisfactory to the Facility Agent that the Mittal October 2005 Facility has been, or will be as a result of, any utilisation proposed under the Mittal Refinancing Facility, repaid and cancelled.

APPENDIX 2 PART 2

FOR AN ADDITIONAL BORROWER

Additional Borrowers

1.	An Accession Agreement, duly executed by the Company and the Additional Borrower.

2.	A copy of the constitutional documents of the Additional Borrower.

3.	A copy of a resolution of the board of directors of the Additional Borrower approving the terms of, and the transactions contemplated by, the Accession Agreement.

4.	A specimen of the signature of each person authorised on behalf of the Additional Borrower to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

5.	A certificate of an authorised signatory of the Additional Borrower:

(a)	confirming that utilising the Total Commitments in full would not breach any limit binding on it; and

(b)	certifying that each copy document specified in Part 2 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

6.	If available, a copy of the latest audited accounts of the Additional Borrower.

7.	If the Additional Borrower is incorporated in a jurisdiction other than England, evidence that the agent of the Additional Borrower under the Finance Documents for service of process in England and Wales has accepted its appointment.

Legal opinions

8.	A legal opinion of White & Case LLP, legal advisers to the Facility Agent, addressed to the Finance Parties.

9.	If the Additional Borrower is incorporated in a jurisdiction other than England, a legal opinion from legal advisers to such Additional Borrower in that jurisdiction, addressed to the Finance Parties.

Other documents and evidence

10.	Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

11.	A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

SCHEDULE 3

FORM OF REQUESTS

APPENDIX 1 PART 1

FORM OF REQUEST FOR LOANS

To:	[ ] as Facility Agent

From:	[ ]

Date:	[ ]

Mittal Steel Company N.V. - €5,000,000,000 Credit Agreement

dated [            ], 2006 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [ ]

(b)	Amount/currency: [ ]

(c)	Term: [ ]

(d)	Facility to be utilised: [Facility A] / [Facility B] / [Facility C].

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

By:

[                    ]

APPENDIX 2 PART 2

FORM OF REQUEST FOR LETTERS OF CREDIT

From: [Borrower]

To:     [Facility Agent]

Dated:

Dear Sirs

Mittal Steel Company N.V. - €5,000,000,000 Credit Agreement

dated [            ], 2006 (the Agreement)

1.	We refer to the Agreement. This is a LC Request.

2.	We wish to arrange for a Letter of Credit to be issued by the Issuing Bank on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilized:	[Tranche A/B/C Facility]

Amount:	[ ] or, if less, the Available Facility

3.	We attach a copy of the proposed Letter of Credit.

4.	This LC Request is irrevocable.

Delivery Instructions:

[specify delivery instructions]

Yours faithfully

authorised signatory for

[name of relevant Borrower]

SCHEDULE 4

CALCULATION OF THE MANDATORY COST

1.	General

(a)	The Mandatory Cost is to compensate a Lender for the cost of compliance with:

(i)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii)	the requirements of the European Central Bank.

(b)	The Mandatory Cost is expressed as a percentage rate per annum.

(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each Lender in the relevant Loan) of the rates for the Lenders calculated by the Facility Agent in accordance with this Schedule on the first day of a Term (or as soon as possible after then).

(d)	The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

(e)	Any determination by the Facility Agent pursuant to this Schedule will be, in the absence of manifest error, conclusive and binding on all the Parties.

2.	For a Lender lending from a Facility Office in the U.K.

(a)	The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

AB + C(B – D) + E x 0.01 % per annum

            100 – (A + C)

for any other Loan:

E x 0.01 % per annum

    300

where on the day of application of the formula:

A	is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is the percentage rate of LIBOR for the relevant Term;

C	is the percentage (if any) of that Lender’s eligible liabilities which the Bank of England requires it to place as an interest bearing special deposit;

D	is the percentage rate per annum payable by the Bank of England on interest bearing special deposits; and

E	is calculated by the Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)	eligible liabilities and special deposit(s) have the meanings given to them at the time of application of the formula pursuant to the Bank of England Act 1988 or (as appropriate) by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other law or regulation as may then be in force for the payment of fees for the acceptance of deposits;

(iii)	fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fee rules but applying any applicable discount rate); and

(iv)	tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

(c) (i)	In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)	If requested by the Facility Agent, each Reference Bank must, as soon as practicable after publication by the Financial Services Authority, supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(e)	Each Lender must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender. In particular, each Lender must supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(ii)	any other information that the Facility Agent reasonably requires for that purpose.

Each Lender must promptly notify the Facility Agent of any change to the information supplied to it under this paragraph.

(f)	The percentages of each Lender for the purposes of A and C above and the rates of charge of each Reference Bank for the purpose of E above are determined by the Facility Agent based upon the information supplied to it under paragraphs (d) and (e) above. Unless a Lender notifies the Facility Agent to the contrary, the Facility Agent may assume that the Lender’s obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(g)	The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender. The Facility Agent is entitled to assume that the information provided by any Lender or Reference Bank under this Schedule is true and correct in all respects.

3.	For a Lender lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent. This percentage rate per annum must be certified by that Lender in its notice to the Facility Agent as its reasonable determination of the cost (expressed as a percentage of that Lender’s share in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Facility Office.

(b)	If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.	Changes

(a)	The Facility Agent may, after consultation with the Company and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to reflect:

(i)	any change in law or regulation; or

(ii)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(b)	If the Facility Agent, after consultation with the Company, determines that the Mandatory Cost for a Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To: [            ] as Facility Agent

From: [THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date: [            ]

Project Olympus

We refer to the €5,000,000,000 Credit Agreement dated[            ], 2006 (the Agreement).

This is a Transfer Certificate.

1.	In accordance with the terms of the Agreement:

(a)	the Existing Lender assigns absolutely to the New Lender all the rights of the Existing Bank under the Agreement specified in the Schedule;

(b)	the Existing Lender is released from all its obligations under:

(i)	the Agreement which corresponds to the Existing Lender’s rights specified in the Schedule;

(ii)	the Syndication Agreement; and

(c)	the New Lender becomes a Lender under the Agreement and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

2.	The proposed Transfer Date is [ ].

3.	On the Transfer Date, the New Lender explicitly declares and represents to the Existing Lender, the other Finance Parties and the Company that is [a Professional Market Party under the Dutch Exemption Regulation, that it therefore does not benefit from the (creditor) protection under the Dutch Banking Act for non-Professional Market Parties and that it has made its own credit appraisal of the Borrower] [exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (besloten kring) with the Company] and that it is aware that the Company has relied on such declaration and representation. This representation is made by the New Lender at the date of this Transfer Certificate and shall be deemed repeated by the New Lender on the Transfer Date. The New Lender is aware that the Company may be in breach of the Dutch Banking Act if this declaration and representation is untrue.

4.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

5.	The New Lender expressly acknowledges the limitation on the Existing Lender’s obligations set out in Clause 28.4(c) (Limitation of responsibility of Existing Lender).

6.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by assignment

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

For the purpose of the Dutch Banking Act, the New Lender expressly agrees (uitdrukkelijk instemmen) with the declaration and representation given by it in paragraph 3 of this Transfer Certificate.

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [            ].

[            ]

as Facility Agent, for and on behalf of each of the parties to the Agreement (other than the Existing Lender and the New Lender)

By:

Note:	It is the responsibility of each individual New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate including any interest in security.

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To: [            ] as Facility Agent

From: Mittal Steel Company N.V.

Date: [            ]

Mittal Steel Company N.V. – €5,000,000,000 Credit Agreement

dated [            ], 2006 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Consolidated EBITDA was [ ]; and [

(b)	Consolidated Total Net Borrowings are [ ]; therefore, Consolidated Total Net Borrowings are[ ] times the Consolidated EBITDA];]

(c)	Consolidated Net Interest Payable was [ ]; therefore, the ratio of Consolidated EBITDA to Consolidated Net Interest Payable was [ ] to 1.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[                    ].

4.	We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

[                    ].

5.	We confirm that no Default is outstanding as at [relevant testing date].

MITTAL STEEL COMPANY N.V.

By:

By:

SCHEDULE 7

FORM OF MARGIN CERTIFICATE

To: [            ] as Facility Agent

From: Mittal Steel Company N.V.

Date: [            ]

Mittal Steel Company N.V. – €5,000,000,000 Credit Agreement

dated [            ], 2006 (the Agreement)

1.	We refer to the Agreement. This is the Margin Certificate.

2.	We confirm that as at [date]:

(a)	[the long-term credit rating of the Company with [Rating Agencies] is [ ]/[the Company has no long-term credit rating from [Rating Agencies]] ; and

(b)	on the basis of the above, the applicable Margin is [ ] per cent. per annum.

MITTAL STEEL COMPANY N.V.

By:

SCHEDULE 8

FORM OF ACCESSION AGREEMENT

To: [            ] as Facility Agent

From: MITTAL STEEL COMPANY N.V. and [Proposed Borrower]

Date: [            ]

Mittal Steel Company N.V. – €5,000,000,000 Credit Agreement

dated [            ], 2006 (the Agreement)

We refer to the Agreement. This is an Accession Agreement.

[Name of company] of [address/registered office] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower.

This Accession Agreement is governed by English law.

MITTAL STEEL COMPANY N.V.

By:

[PROPOSED BORROWER]

By:

SCHEDULE 9

FORM OF RESIGNATION REQUEST

To: [            ] as Facility Agent

From: MITTAL STEEL COMPANY N.V. and [relevant Borrower]

Date: [            ]

Mittal Steel Company N.V. – €5,000,000,000 Credit Agreement

dated [            ], 2006 (the Agreement)

1.	We refer to the Agreement. This is a Resignation Request.

2.	We request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	We confirm that no Default is outstanding or would result from the acceptance of this Resignation Request.

4.	We confirm that as at the date of this Resignation Request no amount owed by [resigning Borrower] under the Agreement is outstanding.

5.	This Resignation Request is governed by English law.

MITTAL STEEL COMPANY N.V.	[Relevant Borrower]

By:	By:

The Facility Agent confirms that this resignation takes effect on [            ].

[            ]

By:

SCHEDULE 10

FORM OF SPANISH AVAL

AVAL

En relación con la oferta a presentar en Luxemburgo, Francia (en su caso), Bégica y España (la “Oferta”) por Mittal Steel Company N.V. sociedad de nacionalidad holandesa, inscrita en el Registro Mercantil de Rotterdam, con el número 24275428 y con domicilio social en 3032 AC Rotterdam, Hofplein 20 (en adelante, la “Sociedad Oferente”), sobre la totalidad de las acciones y obligaciones convertibles de Arcelor, S.A. (los “Valores”), Oferta en la que como parte de la contraprestación se ofrece una cantidad en metálico, hasta un importe máximo en todas las jurisdicciones de cuatro mil ochocientos setenta y cinco millones de euros;

Coöperative Centrale Raiffeisen-Boerenleenban B.A. (“Rabobank”), actuando a través de su, Sucursal en España entidad de nacionalidad holandesa, con domicilio social en Madrid, calle Padilla 30, inscrita en el Registro Mercantil de Madrid en el tomo 12.663, libro 0, sección 8, en el folio 129 y la hoja M-202708 y Código de Identificación Fiscal número F0031750C (en adelante el “Avalista”). Representado por D. Fernando Fernández de Santaella de Heredia, con NIF número 50710170T en vigor, debidamente apoderado para otorgar este aval en virtud de Escritura Pública autorizada por el Notario Dña. María del Rosario Algora Wesolowski el día 29 de Julio de 2004, bajo el número 1.603 de su protocolo, debidamente inscrita en el Registro Mercantil de Madrid en el tomo 12.663, libro 0, folio 225, sección 8, y por D. Santiago Aranguren Gutiérrez, con NIF número 417188Z en vigor, debidamente apoderado para otorgar este aval en virtud de Escritura Pública autorizada por el Notario Dña. María del Rosario Algora Wesolowski, el día 29 de Julio de 2004, bajo el número 1.603 de su protocolo, debidamente inscrita en el Registro Mercantil de Madrid, en el tomo 12.663, libro 0, folio 225, sección 8,

AVALA

Ante la Comisión Nacional del Mercado de Valores y en beneficio de los titulares de los Valores que acudan a la Oferta para responder de las obligaciones de pago de la Sociedad Oferente por la parte de la contraprestación de la Oferta que sea en metálico hasta una cantidad máxima de cuatro mil ochocientos setenta y cinco millones de euros (€4.875.000.000).

Esta garantía se otorga con carácter incondicional, solidario e irrevocable con renuncia expresa a los beneficios de excusión, división y orden.

El pago de las responsabilidades dimanantes de este aval se hará, en su caso, en Madrid, a primer requerimiento de la Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores o de la Comisión Nacional del Mercado de Valores, mediante requerimiento escrito dirigido al Avalista en su domicilio situado en Madrid, calle Padilla 30. Recibido el requerimiento de pago correspondiente, el Avalista procederá a efectuar el pago del importe correspondiente, en la cuenta que el requirente haya designado, transcurrido un (1) día hábil desde el día de la recepción de dicho requerimiento.

El presente aval permanecerá en vigor hasta el completo cumplimiento de las obligaciones de pago de la Sociedad Oferente en relación con la contraprestación en metálico de la Oferta o, en su caso, hasta fecha en que la Oferta sea retirada, anulada o declarada sin efecto.

Este aval se regirá por la Ley española. El Avalista, con renuncia a cualquier otro fuero que pudiera corresponderle, se somete a los tribunales de Madrid para dirimir cualquier cuestión relativa a la interpretación, alcance, cumplimiento, efecto y ejecución de este aval.

Este aval ha sido inscrito en nuestro Registro Especial de Avales con número 6013/17783/06.

En Madrid, a tres de Febrero de 2006.

Con mi intervención de conformidad con lo que establece y autoriza el art [*], yo el Notario, DOY FE de la identidad de los otorgantes, de la legitimidad de sus firmas, de que a mi juicio tienen capacidad y legitimación necesarias para el otorgamiento del presente aval, de su conformidad con el contenido del mismo en los términos en que está redactado, de que el consentimiento ha sido libremente prestado, y de que el otorgamiento se adecua a la legalidad y a la voluntad debidamente informada de los otorgantes o intervinientes.

El presente aval ha sido firmado por D. Fernando Fernández de Santaella de Heredia, con NIF nº 50710170T y por D. Santiago Aranguren Gutiérrez con NIF nº 417188Z, en nombre y representación de Coöperative Centrale Raiffeisen-Boerenleenban B.A. (“Rabobank”), con domicilio en Madrid, calle Padilla 30, con CIF F0031750C, e inscrita en el Registro Mercantil de Madrid al Tomo 12.663, folio 129, hoja M-202708, inscripción 1, como apoderados mancomunados, según acreditan mediante la copias autorizada de la escritura de Poder, que me ha sido exhibida, y que fue otorgada en Madrid, ante el Notario Dña. María del Rosario Algora Wesolowski, el día 29 de Julio de 2.004, con número 1.603 de su protocolo respectivamente, que causó la inscripción 17 en la citada hoja social.

La presente operación ha quedado asentada con el número [*] en mi Libro Registro de Operaciones Mercantiles.

EL NOTARIO

SCHEDULE 11

FORM OF BELGIAN AVAL

To:	Banking, Finance and Insurance Commission

Rue du Congrès, 12-14

1000 Brussels

Belgium

[            ], 2006

Dear Sirs,

In connection with the proposed mixed cash and exchange offer in Luxembourg, France, Belgium and Spain (the “Offer”) by Mittal Steel Company N.V. (the “Offeror”) for the shares and convertible bonds of Arcelor SA (the “Securities”), we, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A. (“Rabobank”), acting through our Belgian branch, represented by [•],] hereby irrevocably and unconditionally agree, for the benefit of the holders of the Securities, to guarantee the payment of the cash component of the Offer up to a maximum aggregate amount (including the amounts to be disbursed by Rabobank, or any of its affiliates or branches, or any other financial institution in connection with any similar guarantee or undertaking as a presenting bank in connection with the cash component of the consideration offered under the Offer in France, Luxembourg and Spain) of €4.875.000.000 (four thousand eight hundred and seventy five million euros).

This guarantee is being delivered to you in accordance with Article 3, first paragraph 1, 2°, of the Royal Decree of 8 November 1989 “relatif aux offres publiques d’acquisition et aux modifications du contrôle des sociétés”.

The guarantee shall remain in force until the payment obligations of the Offeror in respect of the cash component of the consideration offered under the Offer are met in full or, as the case may be, until the Offer is discontinued, withdrawn, canceled or declared null and void.

This guarantee shall be governed by and construed in accordance with Belgian law. Any disputes arising out of or based upon this guarantee shall be referred to the exclusive jurisdiction of the Courts of Brussels, Belgium.

By:

SIGNATORIES

Company

MITTAL STEEL COMPANY N.V.

By:

Mandated Lead Arrangers

CITIGROUP GLOBAL MARKETS LIMITED

By:

GOLDMAN SACHS INTERNATIONAL

By:

SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING

By:

COMMERZBANK AKTIENGESELLSCHAFT

By:

CREDIT SUISSE

By:

HSBC BANK plc

By:

Original Lenders

CITIBANK, N.A. LONDON BRANCH

By:

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:

SOCIÉTÉ GÉNÉRALE

By:

COMMERZBANK AKTIENGESELLSCHAFT, HAMBURG BRANCH

By:

CREDIT SUISSE

By:

HSBC BANK plc

By:

Facility Agent

HSBC BANK plc

By:

Issuing Bank

COÖPERATIEVE	CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By:

SCHEDULE 3

CONDITIONS PRECEDENT DOCUMENTS

The Borrower

1.	A copy of the constitutional documents of the Borrower including an extract of the registration of the Borrower in the trade register of the chamber of commerce.

2.	A copy of a resolution of the board of managing directors of the Borrower approving the terms of, and the transactions contemplated by, this Agreement.

3.	A specimen of the signature of each person authorised on behalf of the Borrower:

(a)	to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document; and

(b)	to sign any Request or LC Request.

4.	A certificate of an authorised signatory of the Borrower:

(a)	confirming that utilising the Total Commitments in full would not breach any borrowing or other limit binding on it; and

(b)	certifying that each copy document specified in this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

5.	Evidence that the agent of the Borrower under the Finance Documents for service of process in England has accepted its appointment.

Legal opinions

6.	A legal opinion of White & Case LLP, legal advisers in England to the Facility Agent, addressed to the Finance Parties.

7.	A legal opinion of Loyens Leoff, legal advisers in the Netherlands to the Facility Agent, addressed to the Finance Parties.

Other documents and evidence

8.	Each Fee Letter, duly executed by the Borrower.

9.	A copy of the Original Financial Statements.

10.	The form of Offer Document.

11.	A certified copy of the letter agreement dated 26 January 2006 in connection with the Dofasco Transaction.

12.	A copy of all Aval Documents.

SIGNATORIES

The Company

Executed on behalf of MITTAL STEEL COMPANY N.V. as a Deed

By:	/s/ E.S. DE VRIES	By:	/s/ SUDHIR MAHESHWARI

Name:	E.S. de Vries	Name:	Sudhir Maheshwari

Title:	Director Treasury & Risk Management

Witness:

Witness:

The Mandated Lead Arrangers

Executed on behalf of CITIGROUP GLOBAL MARKETS LIMITED as a Deed

By:	/s/ ROMEET SHANKARDASS

Name:	Romeet Shankardass

Title:	Vice President

Witness:	/s/ PAUL WOOD

Witness:	/s/ JAMES GALCEA

The Mandated Lead Arrangers

Executed on behalf of GOLDMAN SACHS INTERNATIONAL as a Deed

By:	/s/ LUKE GILLAM

Name:	Luke Gillam

Title:	Executive Director

Witness:	/s/ ILLEGIBLE

Witness:	/s/ ILLEGIBLE

The Mandated Lead Arrangers

Executed on behalf of SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING as a Deed

By:	/s/ JEAN-MARC GIRAUD

Name:	Jean-Marc Giraud

Title:	Global Head of Strategic & Acquisition Finance

Witness:	/s/ A. HUET

Witness:	/s/ MARIE-CHRISTINE DUCHOLET

The Mandated Lead Arrangers

Executed on behalf of COMMERZBANK AKTIENGESELLSCHAFT as a Deed

By:	/s/ M. WEINACHT	By:	/s/ K. RODEWALD

Name:	M. Weinacht	Name:	K. Rodewald

Title:	Director	Title:	Director

Witness:	/s/ A. WIEBECKE

Witness:	/s/ L. KALB

The Mandated Lead Arrangers

Executed on behalf of CREDIT SUISSE as a Deed

By:	/s/ THIBAUT PARAYRE	By:	/s/ GARRETT LYNSKEY

Name:	Thibaut Parayre	Name:	Garrett Lynskey

Title:	Managing Director	Title:	Director

Witness:

Witness:

The Mandated Lead Arrangers

Executed on behalf of HSBC BANK plc as a Deed

By:	/s/ JOHN HAIRE

Name:	John Haire

Title:	Director

Witness:

Witness:

The Original Lenders

Executed on behalf of CITIBANK N.A., LONDON BRANCH as a Deed

By:	/s/ ROMEET SHANKARDASS

Name:	Romeet Shankardass

Title:	Vice President

Witness:	/s/ PAUL WOOD

Witness:	/s/ J. GALEA

The Original Lenders

Executed on behalf of GOLDMAN SACHS CREDIT PARTNERS L.P. as a Deed

By:	/s/ LUKE GILLAM

Name:	Luke Gillam

Title:	Executive Director

Witness:	/s/ ILLEGIBLE

Witness:	/s/ ILLEGIBLE

The Original Lenders

Executed on behalf of SOCIÉTÉ GÉNÉRALE as a Deed

By:	/s/ JEAN-MARC GIRAUD

Name:	Jean-Marc Giraud

Title:	Global Head of Strategic & Acquisition Finance

Witness:	/s/ A. HUET

Witness:	/s/ MARIE-CHRISTINE DUCHOLET

The Original Lenders

Executed on behalf of COMMERZBANK AKTIENGESELLSCHAFT, HAMBURG BRANCH as a Deed

By:	/s/ CHRISTOF REICHMANN	By:	/s/ MICHAEL HOSEAS

Name:	Christof Reichmann	Name:	Michael Hoseas

Title:	Vice President	Title:	Senior Vice President

Witness:	/s/ ILLEGIBLE

Witness:	/s/ ILLEGIBLE

The Original Lenders

Executed on behalf of CREDIT SUISSE as a Deed

By:	/s/ THIBAUT PARAYRE	By:	/s/ GARRETT LYNSKEY

Name:	Thibaut Parayre	Name:	Garrett Lynskey

Title:	Managing Director	Title:	Director

Witness:

Witness:

The Original Lenders

Executed on behalf of HSBC BANK plc as a Deed

By:	/s/ JOHN HAIRE
Name:	John Haire

Title:	Director

Witness:

Witness:

Facility Agent

Executed on behalf of:

HSBC BANK plc

as a Deed

By:	/s/ JOHN HAIRE
Name:	John Haire

Title:	Director

The Issuing Bank

Executed on behalf of COÖPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A. as a Deed

By:	/s/ P.M. OGILVIE	By:	/s/ MEHMET SAMDAM

Name:	P.M. Ogilvie		Mehmet Samdam

Title:	Managing Director